Exhibit 3.1

Execution Version

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

STORE CAPITAL LLC,

a Delaware limited liability company

Dated as of February 3, 2023

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		2

1.1	Certain Defined Terms	2
1.2	Interpretation	15

ARTICLE II ESTABLISHMENT OF THE COMPANY		17

2.1	Formation of the Company	17
2.2	Company Name	17
2.3	Purposes	17
2.4	Principal Place of Business and Address	18
2.5	Agent for Service and Registered Office	18
2.6	Term	18
2.7	Members	18

ARTICLE III CAPITAL CONTRIBUTIONS, MEMBERS AND UNITS		18

3.1	Capital Contributions	18
3.2	[Intentionally Deleted]	23
3.3	Company Units	23
3.4	Capital Structure Adjustments	24

ARTICLE IV COMMON MEMBERSHIP INTERESTS		24

4.1	Voting	24
4.2	Distributions	25
4.3	Liquidation and Dissolution	28
4.4	No Preemptive Rights	29
4.5	Redemption	29
4.6	Conversion	29
4.7	Actions; Voting Rights	29
4.8	Compensation	29
4.9	Meetings	29
4.10	Liability	29

ARTICLE V UNIT HOLDER MATTERS		30

5.1	Registered Ownership	30
5.2	Transfer of Units	30
5.3	Record Holders/ Assignments	30
5.4	Addresses of Members	30

ARTICLE VI BOARD, MANAGEMENT AND OPERATIONS		30

6.1	Board	30
6.2	Meetings and Written Actions of the Board	32
6.3	Board Action	32
6.4	Duty	33
6.5	Management	34
6.6	Company Management	35
6.7	[Intentionally Deleted]	35

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6.8	Action	35
6.9	Affiliate Arrangements/Conflicts	35
6.10	Annual Business Plan and Budget	36
6.11	Supplemental Budgets	37
6.12	Documentation/Deliveries	37
6.13	Company Liabilities	37
6.14	New Members	37
6.15	Other Activities of Members	38
6.16	Waiver of Fiduciary Duties	38
6.17	Company Acquisitions	38
6.18	Regulatory Requirements and Cooperation	38
6.19	Side Car Investment	40

ARTICLE VII [INTENTIONALLY DELETED]		41

ARTICLE VIII GENERAL REIT PROVISIONS		41

8.1	Qualifying and Maintaining Qualification as a REIT	41
8.2	Termination of REIT Status	42
8.3	Intentionally Deleted	42
8.4	REIT Consultant	42
8.5	REIT Opinions	42
8.6	Transferable Shares	43

ARTICLE IX INDEMNIFICATION OF MEMBERS AND THEIR AFFILIATES		43

9.1	Liability and Indemnification of the Members	43

ARTICLE X LIMITATIONS ON TRANSFER AND OWNERSHIP OF UNITS		45

10.1	Restriction on Ownership and Transfer	45
10.2	Owners Required to Provide Information	46
10.3	Excess Units	46
10.4	Designation of Permitted Transferee	49
10.5	Compensation to Record Holder of Equity Interests That Are Converted into Excess Units	49
10.6	Purchase Right in Excess Units	50
10.7	Ambiguity	50
10.8	Remedies Not Limited	50

ARTICLE XI DISSOLUTION AND LIQUIDATION.		51

11.1	Dissolution	51
11.2	Member Withdrawal/Bankruptcy	51
11.3	Procedures	51
11.4	No Recourse to Assets of Members	52
11.5	Termination of the Company	52

ARTICLE XII FISCAL AND ADMINISTRATIVE MATTERS		52

12.1	Deposits	52
12.2	Books and Records	52
12.3	Reports	52
12.4	Accounting and Fiscal Year	53
12.5	Company Accountant	53
12.6	Appointment of the Paying Agent	53

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ARTICLE XIII MISCELLANEOUS		53

13.1	Counterparts	53
13.2	Survival of Rights	53
13.3	Severability	53
13.4	Notification or Notices	54
13.5	Time of the Essence	54
13.6	Third Party Beneficiaries	54
13.7	Entire Agreement/Amendment	54
13.8	Waiver	54
13.9	Confidentiality	55
13.10	Brokers	56
13.11	Expenses	56
13.12	Certain Waivers	57
13.13	Members’ Representations, Warranties and Covenants	57
13.14	Governing Law	59
13.15	Arbitration	60
13.16	Privacy; Personal Data	62
13.17	Anti-Bribery/Corruption Policy	62
13.18	Further Assurances	62

SCHEDULES & EXHIBITS

Exhibit A – Terms of Series A Preferred Units

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THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT OF STORE CAPITAL LLC

This Third Amended and Restated Limited Liability Company Agreement (as amended, restated or otherwise modified from time to time, this “Agreement”) of STORE Capital LLC (f/k/a Ivory REIT, LLC), a Delaware limited liability company (the “Company”), dated as of February 3, 2023 (“Effective Date”), by and among Ivory SuNNNs LLC, a Delaware limited liability company (together with its permitted successors and assigns, the “G Member”), and Ivory Parent, LLC, a Delaware limited liability company (“Ivory Parent Member”, and together with G Member, and any other party that acquires or owns Common Units and is admitted a member of the Company pursuant to the terms of this Agreement from time to time, a “Common Member”), and each of those Persons listed on the books and records of the Company or its transfer agent or registrar as a holder of Preferred Units.

RECITALS

A. The Company was formed as a limited liability company pursuant to the filing of the Certificate of Formation of the Company on August 30, 2022 (the “Certificate of Formation”), in accordance with the Delaware Limited Liability Company Act, Delaware Code, Title 6, sections 18-101, et seq., as amended from time to time (the “Act”).

B. G Member as the sole member of the Company, entered into that certain Second Amended and Restated Limited Liability Company Agreement for the Company, dated as of February 1, 2023 (the “Existing Agreement”), as the limited liability company agreement for the Company under the Act.

C. The Members hereby desire to amend and restate the Existing Agreement in its entirety in order to define and establish the respective economic and other rights and obligations of the Members and the procedures for the governance of the Company from and after the Effective Date, all as hereinafter provided.

In consideration of the mutual covenants and the promises contained herein (the receipt and sufficiency of which being hereby acknowledged), the parties hereto, intending to be legally bound, do hereby amend and restate the Existing Agreement in its entirety to read as follows in accordance with the Act:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings specified below:

“ABS Credit Agreement” means that certain Credit Agreement, dated as of the Merger Closing Date, among the special purpose borrowers set forth therein, Column Financial, Inc., as administrative agent, the lenders party thereto from time to time, and Citibank, N.A., as payment agent, as amended, restated, supplemented or otherwise modified from time to time.

“Act” has the meaning assigned to it in the recitals to this Agreement.

“Additional Capital Contribution Date” has the meaning assigned to it in Section 3.1.2(b).

“Additional Capital Contribution Notice” has the meaning assigned to it in Section 3.1.2(b).

“Additional Capital Contributions” has the meaning assigned to it in Section 3.1.2(a).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, such specified Person. For purposes of this Agreement, Ivory Parent Member will not be deemed to be an Affiliate of G Member, and vice versa.

“Affiliate Agreement(s)” means any agreement between the Company or a Company Subsidiary, on the one hand, and any Member (or any Affiliate of such Member) or any direct member of Ivory Parent Member (or any Affiliate of such member), on the other hand.

“Agreement” has the meaning assigned to it in the preamble to this Agreement.

“Annual Business Plan and Budget” has the meaning assigned to it in Section 6.10.1.

“Anti-Bribery/Corruption Policy” has the meaning assigned to it in Section 13.17.

“Antitrust Counsel” means Weil, Gotshal & Manges LLP or such other expert antitrust counsel selected by the Board with the Requisite Board Approval.

“Applicable Rate” means, (i) with respect to any Shortfall Loan, the rate of interest which is the lesser of (a) eighteen percent (18%) per annum, and (b) the maximum interest rate permitted by applicable Legal Requirements, and (ii) with respect to any Company Loan, the rate of interest which is the lesser of (a) ten percent (10%) per annum, and (b) the maximum interest rate permitted by applicable Legal Requirements.

“Approved Annual Business Plan and Budget” means the Annual Business Plan and Budget for any fiscal year approved by the Board by the Requisite Board Approval or otherwise deemed approved pursuant to the terms of Section 6.10.

“Approved Disposition 2 Quarter Period” has the meaning assigned to it in Schedule XI.

“Approved Disposition Parameters” means the parameters pursuant to which Company Management may sell or dispose of assets without further Board action (that is, any sale or disposition that satisfies the Approved Disposition Parameters shall be deemed to have been approved by the Requisite Board Approval, subject to any other Board approval requirements), which parameters are approved and adopted by the Board by the Requisite Board Approval from time to time. The Approved Disposition Parameters effective as of the Effective Date are set forth on Schedule II attached hereto.

“Approved Investment Opportunity” has the meaning assigned to it in Section 6.19.1.

“Approved Sandbox” means the parameters pursuant to which Company Management may acquire assets without further Board action (that is, any acquisition that satisfies the Approved Sandbox shall be deemed to have been approved by the Requisite Board Approval, subject to any other Board approval requirements), which parameters are approved and adopted by the Board by the Requisite Board Approval from time to time. The Approved Sandbox effective as of the Effective Date is set forth on Schedule IV attached hereto.

“Approved Sandbox 2 Quarter Period” has the meaning assigned to it in Schedule XI.

“Approving Investor” has the meaning assigned to it in Section 6.19.1.

“Available Cash” means, for any period of determination, any and all cash proceeds received by the Company from the Company Subsidiaries during such period, less the amount of Company expenses paid, plus the amount of any reduction in reserves, less the amount of any increase in reserves for the Company and any Company Subsidiary needs and other reasonably anticipated costs and expenses (in each case of any such reduction or increase, as reasonably determined by the Board).

“Bankruptcy Act” means the United States Bankruptcy Reform Act of 1978.

“Bankruptcy Action” means, with respect to any Person, (a) the commencement by such Person or any Affiliate of any case, action or proceeding relating to bankruptcy, insolvency, reorganization or relief of debtors against such Person, (b) the institution of any proceedings by such Person or any Affiliate to have such Person adjudicated as bankrupt or insolvent, (c) the consent by such Person or any Affiliate to the institution of bankruptcy or insolvency proceedings against such Person, (d) the filing by such Person or any Affiliate of a petition, or consent by such Person or any Affiliate to a petition, seeking reorganization, arrangement, adjustment, winding up, dissolution, composition, liquidation or other relief or other action by or on behalf of such Person under the Bankruptcy Act or any other existing or future law of any jurisdiction on behalf of such

Person under the Bankruptcy Act or any other federal or state law relating to bankruptcy, (e) the seeking or consenting by such Person or any Affiliate to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such Person or for all or substantially all of such Person’s assets, (f) the making by such Person of an assignment for the benefit of the creditors of such Person or (g) the filing of an involuntary petition (by any Person that is not an Affiliate of such Person) against such Person under the Bankruptcy Act or any other federal or state bankruptcy or insolvency law that shall remain undismissed or unstayed for a period of ninety (90) days from the filing thereof. The foregoing definition of “Bankruptcy Action” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in sections 18-101(1) and 18-304 of the Act.

“Beneficial Ownership” when used with respect to ownership of Equity Interests by any Person, means the direct or indirect ownership of Equity Interests by such Person for purposes of section 542(a)(2) of the Code taking into account the constructive ownership rules of section 544 of the Code, as modified by sections 856(h)(1)(B) and 856(h)(3)(A) of the Code; provided, however, that in determining the amount of Equity Interests Beneficially Owned by a Person, no Units shall be counted more than once. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” means with respect to any Trust, one or more organizations described in each of section 170(b)(1)(A) (other than clauses (vii) and (viii) thereof) and section 170(c)(2) of the Code that are named by the Board as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 10.3.4.

“Big Four Audit Firm” means Ernst & Young LLP, PricewaterhouseCoopers LLP, Deloitte LLP, or KPMG LLP.

“Board” has the meaning assigned to it in Section 6.1.1.

“Board Member” has the meaning assigned to it in Section 6.1.1.

“Board Member Designating Party” means (i) with respect to the G Member Board Members, G Member, (ii) with respect to the Other Ivory Parent Board Members, the Board Member Designating Party identified in the Ivory Parent LLC Agreement from time to time, and (iii) with respect to the OS Ivory Parent Board Members, the Board Member Designating Party identified in the Ivory Parent LLC Agreement from time to time.

“Budget Year” has the meaning assigned to it in Section 6.10.1.

“Business Day” means any day other than Saturday, Sunday, any day that is a legal holiday in the State of New York or in the Republic of Singapore, or any other day on which the banking institutions in the State of New York or in the Republic of Singapore are authorized to close.

“Business Plan” has the meaning assigned to it in Section 6.10.1.

“Capital Budget” has the meaning assigned to it in Section 6.10.1.

“Capital Contribution” means, in respect of a Member, any cash capital contribution made to the Company by such Member or its predecessor-in-interest, pursuant to Section 3.1.

“Capital Gain Dividend” means any amount of money or property distributed by the Company that (x) is properly designated by the Company as a “capital gain dividend” within the meaning of section 857(b)(3)(C) of the Code or (y) without duplication of the amounts described in clause (x), could be deemed to have been designated by the Company as a capital gain dividend under Treasury Regulations Section 1.1445-8(c)(2)(ii)(A).

“Certificate of Formation” has the meaning assigned to it in the recitals to this Agreement.

“CFIUS Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP or such other expert CFIUS counsel selected by the Board with the Requisite Board Approval.

“Claim” has the meaning assigned to it in Section 9.1.8.

“Closing Capital Contributions” has the meaning assigned to it in Section 3.1.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Member(s)” has the meaning assigned to it in the preamble to this Agreement.

“Common Units” has the meaning assigned to it in Section 3.3.1.

“Company” has the meaning assigned to it in the preamble to this Agreement.

“Company Lease” means any lease (or similar use agreement) for any Property.

“Company Loan” has the meaning assigned to it in Section 3.1.4.

“Company Management” means any chief executive officer, chief financial officer, chief operations officer, one or more other “C-Suite” level executives and/or officers, and one or more managing directors (and similar level management personnel) and/or one or more senior vice presidents of the Company.

“Company Subsidiary” means each direct and indirect Subsidiary of the Company.

“Confidential Information” has the meaning assigned to it in Section 13.9.1.

“Conflict Transaction” has the meaning assigned to it in Section 6.9.2.

“Constructive Ownership” means ownership of Equity Interests by a Person who is or would be treated as a direct or indirect owner, for U.S. federal income tax purposes, of such Equity Interests either actually or constructively through the application of section 318 of the Code, as modified by section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” have correlative meanings.

“Consultation Matter” has the meaning assigned to it in Schedule XI.

“Control” (and the correlative terms “controlled by”, “controlling” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the business and affairs of such Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person may Control another Person notwithstanding that one or more third parties may have the right to participate in, or veto, certain “Major Decisions” of the other Person.

“CPI” means the Consumer Price Index for All Urban Consumers, All Items, U.S. City Average (Base Period 1982-1984 = 100) published by the U.S. Bureau of Labor Statistics as of the end of each calendar year. If the U.S. federal government revises or ceases to publish the index, the parties shall substitute a substantially equivalent official index published by the U.S. Bureau of Labor Statistics or its successors, and shall use any appropriate conversion factors to accomplish such substitution. The substitute index shall thereafter constitute “CPI” hereunder.

“CS Rebalance Obligations” means the obligation of the Company or any of the other JV Entities to fund amounts for the purpose of (i) making an Advance Rate Reduction Payment, to the extent required by, and as defined in, the ABS Credit Agreement or (ii) providing Additional Credit Support (as defined in the ABS Credit Agreement) to extend the Initial Cure Period.

“Dispute” has the meaning assigned to it in Section 13.15.1.

“Distribution Period” has the meaning assigned to it in Section 4.2.1.

“Distribution Preferred Rate” means a cumulative return, calculated in the same manner as interest, compounded annually, at the rate determined by the Board, with the Requisite Board Approval, if such rate is equal to or less than 15%, or at such higher rate as determined by the Board, with the Requisite Board Approval.

“Effective Date” has the meaning assigned to it in the preamble to this Agreement.

“Emergency Expense” means an expense which the Board, by Requisite Board Approval, determines is necessary to (a) prevent an imminent threat to the health, safety or welfare of any person on or in the immediate vicinity of any Property, (b) prevent imminent and material damage or loss to any Property or any other material assets of any JV Entity, (c) avoid the suspension of any necessary utility or life safety system services in or to any Property, or (d) avoid criminal or material civil liability on the part of the Company, any other JV Entity, any of the Common Members or any other direct investor in any Property (or its Affiliate), or any employees or agents of any of the foregoing.

“Equity Interests” means, in respect of any Member (other than a holder of Excess Units), all of such Member’s right, title and interest in and to the management, information, allocations, distributions and capital of the Company, and any and all other interests in the Company. The use of the term “Equity Interests” or any term defined by reference to the term “Equity Interests” shall refer to all interests in the Company or a particular class or series of interests in the Company that is appropriate under the context and any other benefits to which a Member may be entitled as provided in this Agreement or under the Act, subject to the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Excess Units” has the meaning assigned to it in Section 3.3.1.

“Exchange Agent” has the meaning set forth in the Merger Agreement.

“Existing Agreement” has the meaning assigned to it in the recitals to this Agreement.

“Forward Interest Purchase Agreement” means that certain Forward Interest Purchase Agreement, dated as of the Effective Date, by and among G Investor, OS Investor, and OakTrust Operating Partnership L.P., a Delaware limited partnership.

“Fundamental Matter” has the meaning assigned to it in Schedule XI.

“Funding Member” means, with respect to any Additional Capital Contribution Notice, any Common Member that funds, in full, the amount requested or required to be funded by such Common Member pursuant to such Additional Capital Contribution Notice on or prior to the applicable Additional Capital Contribution Date.

“Funding Party” has the meaning assigned to it in Section 3.1.3(a).

“G Investor” has the meaning assigned to it in the Ivory Parent LLC Agreement.

“G Member” has the meaning assigned to it in the preamble to this Agreement.

“G Member Board Member” has the meaning assigned to it in Section 6.1.1.

“GIC(R)” means GIC (Realty) Private Limited, a Singapore private limited company.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group” has the meaning assigned to it in Section 13.11.

“ICC Court” has the meaning assigned to it in Section 13.15.1.

“ICC Rules” has the meaning assigned to it in Section 13.15.1.

“Indemnitee” means each Member and each Board Member (and any of their respective) Affiliates and its and their respective principals, heirs, executors, administrators, partners, members, stockholders, trustees, employees, employers, officers, directors, managers, agents, successors or assigns.

“Independent Director” means, subject to the terms of Schedule XI(4(oo)), any Board Member appointed by any Common Member that is not an employee, officer or director of the applicable Board Member Designating Party (or an Affiliate of the applicable Board Member Designating Party) of such Board Member.

“Individual” means an “individual” within the meaning of Section 542(a)(2) of the Code, but not including a qualified trust subject to the look through rule of Section 856(h)(3)(A)(i) of the Code.

“Insurance Schedule” has the meaning assigned to it in Section 13.18.

“Interim Governance Period” has the meaning assigned to it in Schedule XI.

“Investment Opportunity” has the meaning assigned to it in Section 6.17.1.

“Investment Opportunity Memo” has the meaning assigned to it in Section 6.17.1.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States, or any successor agency thereto.

“Ivory Parent Funding Investor” has the meaning assigned to it in Section 3.1.3(a).

“Ivory Parent LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Ivory Parent, LLC, dated as of the date hereof, as the same may be amended, restated, modified, supplemented, or amended and restated from time to time in accordance with its terms.

“Ivory Parent Member” has the meaning assigned to it in the preamble to this Agreement.

“JV Entity(ies)” means the Company, the STORE Sister Entities and its and their respective Subsidiaries, provided in the context of Board authority and the Board’s right to manage operations and/or approve any actions (including with respect to any Property), “JV Entity” shall mean the Company and its Subsidiaries, but further provided that if and for so long as any STORE Sister Entity (other than the Company) exists, with respect to any Special Major Decision and/or any Major Decision that by its terms is determined “on an aggregate basis”, such Special Major Decision and/or such Major Decision shall be determined taking into account the existence and operations of the Company and each other STORE Sister Entity, in the aggregate.

“Leasing Guidelines” means the leasing guidelines as set forth on Schedule III attached hereto.

“Legal Requirements” means all laws, statutes, or ordinances, and the orders, rules, regulations, directives and requirements of any Governmental Authority that are applicable to the Company, any Company Subsidiary and/or any Property.

“Leverage Policy” means the leverage guidelines of the Company approved and adopted by the Board by the Requisite Board Approval from time to time. The Leverage Policy effective as of the Effective Date is set forth on Schedule V attached hereto.

“Limited Property Dispositions” has the meaning assigned to it in Schedule XI.

“Liquidating Agent” has the meaning assigned to it in Section 11.3.1.

“Liquidation Value” has the meaning assigned to it in Section 4.3.1.

“Loan Documents” means all agreements, instruments and documents evidencing, securing or guaranteeing any indebtedness to which any JV Entity is a party, or such JV Entity or its property is bound, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Major Decision” has the meaning assigned to it in Schedule XI.

“Management Compensation Schedule” means the schedule of compensation (i) for any chief executive officer, chief financial officer, chief operations officer, any other “C-Suite” level executive, (ii) for any managing director (or similar level management personnel) and (iii) for any senior vice president of the Company from time to time.

“Manco Spin” means any transaction or series of transactions to sell, distribute, dispose of or otherwise separate or externalize from the Company all or substantially all of the internal asset management functions of the Company and/or its Subsidiaries.

“Market Price” means, with respect to any Units or Equity Interests on any date, the product of the number of units corresponding to such Units or Equity Interests multiplied by the last price per unit for the class or series of such Units or Equity Interests, determined in accordance with the most recent valuation of the Company’s assets approved by Requisite Board Approval.

“Material Lease Modification” has the meaning assigned to it in Schedule XI.

“Member” or “Members” means each Common Member and each Preferred Member, so long as such Person continues as a member of the Company.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of September 15, 2022, by and among Ivory Parent Member, the Company and STORE Capital Corporation, a Maryland corporation.

“Merger Closing Date” means the “Closing Date” as defined in the Merger Agreement.

“New York Courts” has the meaning assigned to it in Section 13.15.5(b).

“Non-Affiliated Board Member” has the meaning assigned to it in Section 6.1.1.

“Non-Discretionary Expenses” means (a) real estate taxes that are due and payable, (b) utilities (e.g., electric, gas, steam, water, telephone and internet connectivity), (c) amounts necessary to avoid the loss of insurance coverage for any Property, (d) amounts necessary to pay final non-appealable judgments against (i) the Company or any of its Subsidiaries or (ii) the assets of the Company or any of its Subsidiaries, (e) amounts necessary to cure or avert a default under loan documents secured by the Property (excluding the principal balance required to be paid at maturity (or acceleration thereof) and excluding voluntary principal prepayments), and/or (f) Emergency Expenses.

“Non-Funding Member” means, with respect to any Additional Capital Contribution Notice, any Common Member that fails to fund, in full, the amount requested or required to be funded by such Common Member pursuant to such Additional Capital Contribution Notice on or prior to the applicable Additional Capital Contribution Date.

“Non-Transfer Event” means an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own a greater amount of Equity Interests than such Person Beneficially Owned or Constructively Owned immediately prior to such event. Non-Transfer Events include, but are not limited to, (a) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Interests (or of Beneficial Ownership or Constructive Ownership of Equity Interests), or (b) the sale, transfer, assignment or other disposition of interests in any Person or of any securities or rights convertible into or exchangeable for Equity Interests or for interests in any Person that directly or indirectly results in changes in Beneficial Ownership or Constructive Ownership of Equity Interests.

“Notice” has the meaning assigned to it in Section 13.4.1

“Oak Street Party(ies)” means any OS Ivory Parent Board Member, any OS Investor and/or any of their respective Affiliates.

“OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control, pursuant to applicable Legal Requirements, including, without limitation, trade embargo, economic sanctions or other prohibitions imposed by an Executive Order of the President of the United States. As of the Effective Date, the OFAC List is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

“Officer” has the meaning assigned to it in Section 6.5.3.

“One Hundred Holders Date” means the earlier of (a) January 30, 2024 or (b) the first date upon which Equity Interests are beneficially owned by 100 or more Persons within the meaning of section 856(a)(5) of the Code without regard to section 856(h)(2) of the Code.

“Operating Budget” has the meaning assigned to it in Section 6.10.1

“OS Investor” has the meaning assigned to it in the Ivory Parent LLC Agreement.

“OS Ivory Parent Board Member(s)” has the meaning assigned to it in the Ivory Parent LLC Agreement.

“Other Ivory Parent Board Member” has the meaning assigned to it in Section 6.1.1.

“Paying Agent” has the meaning assigned to it in Section 12.6.

“Percentage Interest” has the meaning assigned to it in Section 3.3.2

“Permitted Acquisitions” means any acquisition of real property by the Company and/or any JV Entity that satisfies all of the requirements of the Approved Sandbox (which shall be deemed to include the execution of the Company Lease for such real property).

“Permitted Capital Call” means any capital call required (i) to fund amounts required for the Company to acquire any Permitted Acquisition or any Approved Investment Opportunity, (ii) to fund amounts required to satisfy ordinary course debt service, only as, when and to the extent that ordinary cash flows of the Company and the other JV Entities are not available to satisfy the same, (iii) to satisfy CS Rebalance Obligations, (iv) to pay Non-Discretionary Expenses, only as, when and to the extent that ordinary cash flows of the Company and the other JV Entities are not available to satisfy the same, and/or (iv) to pay any other amounts included in the Annual Business Plan and Budget, only as, when and to the extent that ordinary cash flows of the Company and the other JV Entities are not available to satisfy the same.

“Permitted Deviations” means costs and expenses that are not contemplated by the Approved Annual Business Plan and Budget (including any Supplemental Annual Business Plan and Budget), so long as such costs and expenses would not, individually or in the aggregate, cause (a) total expenditures relating to any line item to be greater than 125% of the expenses approved in such line item of the Approved Annual Business Plan and Budget (including any Supplemental Annual Business Plan and Budget), or (b) total expenditures to be greater than 110% of the aggregate expenses in the Approved Annual Business Plan and Budget (including any Supplemental Annual Business Plan and Budget); provided that the foregoing permitted variances shall not apply with respect to compensation payable to any individual(s) as set forth in the Management Compensation Schedule.

“Permitted Disposition” means any disposition of any asset of the Company or any JV Entity, including any Property, that satisfies all requirements of the Approved Disposition Parameters.

“Permitted Guaranty” means a personal recourse “bad boy” guaranty, “carve out” guaranty or environmental indemnity of any Person for fraud, misrepresentation, misapplication of cash, non-payment of taxes and insurance, waste, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants, bankruptcy, and other circumstances customarily excluded by institutional lenders from exculpation provisions or included in a separate guaranty or indemnification agreement in non-recourse financing of real property and any other guaranty approved, or substantially similar to any guaranty approved, by the Board with the Requisite Board Approval.

“Permitted Refinancing” means, with respect to any refinancing of existing indebtedness of Property Owner, any such refinancing transaction that (a) occurs within the six (6) month period prior to the maturity of such existing indebtedness, (b) is structured as a financing customary for the JV Entities that satisfies the Leverage Policy, (c) is on commercially reasonable terms (based on the then current market conditions), and (d) is not guaranteed other than pursuant to a Permitted Guaranty.

“Permitted Transferees” means any Person designated as a Permitted Transferee in accordance with the provisions of Section 10.4.1.

“Person” means an Individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization or other legal entity, including a Governmental Authority or any department, agency or political subdivision thereof.

“Personal Data” means any information that is considered “personal data,” “personal information,” and/or “personally identifiable information” (or any similar concept thereto) as defined under applicable privacy or data security Legal Requirements.

“Preferred Distribution Payment Date” has the meaning assigned to it in Section 4.2.1.

“Preferred Distributions” has the meaning assigned to it in Section 4.2.1.

“Preferred Members” has the meaning assigned to it in Section 3.1.7.

“Preferred Preference” has the meaning assigned to it in Section 4.3.1.

“Preferred Units” has the meaning assigned to it in Section 3.3.1.

“Privacy Policy” has the meaning assigned to it in Section 13.16.

“Prohibited Owner” means, with respect to any purported Transfer or Non-Transfer Event, any Person who is prevented from becoming or remaining the owner of record title to Equity Interests by the provisions of Section 10.3.1.

“Property” means each parcel of real estate and other real property interests owned now or hereafter by the Company, or any Subsidiary of the Company, together with all buildings, structures and improvements located thereon, fixtures contained therein, appurtenances thereto, development rights related thereto, easements and covenants for the benefit thereof, and all tangible personal and intangible property owned in connection therewith.

“Property Disposition” means the sale, transfer, exchange or other disposition of (other than leasing or subleasing) any Property (or any portion thereof), whether directly or indirectly pursuant to the disposition of any Property Owner or other JV Entity.

“Property Owner” means any direct or indirect Company Subsidiary that owns directly any Property.

“Redemption Date” has the meaning assigned to it in Section 4.5.

“Redemption Premium” shall mean for any redemption or liquidation of a Preferred Unit on a fixed date (a) until December 31, 2024, $50; (b) on or after January 1, 2025 until December 31, 2025, $25; and (c) thereafter, $0.

“Redemption Price” has the meaning assigned to it in Section 4.5.

“Regulatory Counsel” means each of Antitrust Counsel and CFIUS Counsel.

“Regulatory Requirements” means (i) all regulatory requirements, notices and/or filings imposed by any Governmental Authority to which any JV Entity and/or any of its real property is or would be subject; (ii) all filings with CFIUS, or any other notices or disclosures to CFIUS, deemed required, advisable, or recommended by Regulatory Counsel (each such filing, notice, or disclosure, a “CFIUS Requirement”); and (iii) based on advice of Regulatory Counsel, any and all antitrust and merger control requirement(s) of any applicable Governmental Authority to which any Common Member, any member of Ivory Parent Member, or any JV Entity is or would be subject (as applicable, an “Antitrust Requirement”).

“REIT” means a “real estate investment trust” within the meaning of sections 856 through 860 of the Code and the Treasury Regulations thereunder.

“REIT Consultant” has the meaning assigned to it in Section 8.4.

“Rejected Investment Opportunity” has the meaning assigned to it in Section 6.19.1.

“Related Arbitration Agreements” has the meaning assigned to it in Section 13.15.2.

“Required Capital Contributions” means, with respect to any Common Member, any Capital Contributions called pursuant to clause (i) of the definition of Permitted Capital Call.

“Requisite Board Approval” has the meaning assigned to it in Section 6.3 hereof.

“Restriction Termination Date” has the meaning assigned to it in Section 8.2.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Shortfall Loan” has the meaning assigned to it in Section 3.1.3(a).

“Side Car Acquisition” has the meaning assigned to it in Section 6.19.1.

“Side Car Investment” has the meaning assigned to it in Section 6.19.1.

“Side Car Investors” has the meaning assigned to it in Section 6.19.2.

“Side Car Management Agreement” has the meaning assigned to it in Section 6.19.2.

“Side Car Vehicle” has the meaning assigned to it in Section 6.19.2.

“Side Car Venture Documents” has the meaning assigned to it in Section 6.19.2.

“Sovereign Ownership Limit” means 49.9% in number or value of the outstanding Units owned by GIC(R) or Persons owned (directly or indirectly) by GIC(R).

“Sovereign Ownership Percentage” means the percentage in number or value of the outstanding Units to the extent the ownership of such Units is attributed to GIC(R) under Treasury Regulations Section 1.892-5T(c)(1).

“Special Major Decision” has the meaning assigned to it in Schedule XI.

“STORE Sister Entity” means (i) Waterparks LLC, and (ii) any other entity formed after the Effective Date that is wholly-owned directly by the Common Members (other than any preferred membership interests issued to satisfy REIT requirements), each with the same proportionate ownership interest in such entity as its Percentage Interest, in each case as approved by the Board by the Requisite Board Approval.

“STORE Sister Entity LLC Agreement” means, with respect to any STORE Sister Entity, the operating agreement (or other applicable organizational document) of such STORE Sister Entity.

“Subsidiary” means with respect to any Person, any other Person of which all or any portion of (a) the voting power of the voting securities or other voting interests, or (b) the outstanding equity securities or other equity interests, is owned, directly or indirectly, by such Person.

“Subsidiary REIT” means each Company Subsidiary that qualifies, or is intended to qualify, as a REIT pursuant to the Code.

“Supplemental Annual Business Plan and Budget” has the meaning assigned to it in Section 6.11.

“Taxing Authority” shall mean any United States (federal, state or local) or other Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any tax.

“Transfer” (as a noun) means any sale, transfer, gift, assignment, hypothecation, pledge, encumbrance, participation, devise or other disposition of Equity Interests (or of Beneficial Ownership of Equity Interests), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. “Transfer” (as a verb) shall have the correlative meaning.

“Treasury Regulations” means the United States Department of the Treasury regulations promulgated under the Code.

“Tribunal” has the meaning assigned to it in Section 13.15.1(c).

“TRS” has the meaning assigned to it in Section 2.3.

“Trust” means any trust created and administered in accordance with the terms of Section 10.3.4 for the exclusive benefit of any Beneficiary.

“Trustee” means any Person or entity, unaffiliated with both the Company and any Prohibited Owner (and, if different than the Prohibited Owner, the Person who would have had Beneficial Ownership of the Equity Interests that would have been owned of record by the Prohibited Owner), designated by the Board to act as manager of any Trust, or any successor trustee thereof.

“UCC” has the meaning assigned to it in Section 3.1.3(c).

“Units” has the meaning assigned to it in Section 3.3.1.

“USRPI” means a United States real property interest within the meaning of section 897(c)(1) of the Code.

“Venture” means, collectively, the Company and its Subsidiaries.

“Venture Agreement(s)” means this Agreement, the Ivory Parent LLC Agreement, any STORE Sister Entity LLC Agreement, any organizational agreements of any of the Company Subsidiaries, any written agreement entered into on the Effective Date by and among (among others) all of the Common Members and OS Investor, and any other Venture Agreement (as defined in the Ivory Parent LLC Agreement).

“Voting Stock” means capital stock issued by a corporation, partnership interests issued by a partnership, limited liability company interests issued by a limited liability company or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Waterparks LLC” means Waterparks LLC, a Delaware limited liability company.

1.2 Interpretation. Unless otherwise specified herein:

1.2.1 Any reference to any Legal Requirement shall include all statutory and regulatory provisions promulgated thereunder and all provisions consolidating, amending, replacing or interpreting any Legal Requirement, and any reference to any Legal Requirement shall refer to such Legal Requirement as amended, modified, supplemented or otherwise from time to time.

1.2.2 Any definition of or reference to any agreement, instrument or other document (including any limited liability agreement or certificate of formation) shall refer to such agreement, instrument or other document as amended, modified, restated, supplemented or otherwise from time to time.

1.2.3 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

1.2.4 The singular includes the plural and the plural includes the singular.

1.2.5 Masculine pronouns shall include the feminine and neuter, neuter pronouns shall include the masculine and the feminine, and feminine pronouns shall include the masculine and the neuter.

1.2.6 The words “Article,” “Section,” “Exhibit” and “Schedule” shall refer to an article, section, exhibit or schedule to this Agreement.

1.2.7 The words “herein,” “hereof” and “hereunder” and other words of similar import shall refer to this Agreement as a whole and not any particular article, section, exhibit or schedule.

1.2.8 This Agreement shall be interpreted and enforced in accordance with its provisions and without the aid of any custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provisions in question.

1.2.9 The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

1.2.10 The parties intend that the language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the Members.

1.2.11 The Section titles and captions of Sections in this Agreement are for convenience only and in no way shall define, limit, extend or describe the scope or intent of any of the provisions hereof, shall not be deemed part of this Agreement and shall not be used in construing or interpreting the Agreement.

ARTICLE II

ESTABLISHMENT OF THE COMPANY

2.1 Formation of the Company. The Company was formed as a Delaware limited liability company under and pursuant to the Act by the filing of the Certificate of Formation on August 30, 2022 with the Office of the Secretary of State of the State of Delaware as required by the Act. The Company shall file and record with the proper offices in the State of Delaware and any other jurisdiction in which the Company does business, such further certificates and other filings as shall be required or advisable under the Act or applicable Legal Requirements. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of the Members are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

2.2 Company Name. The name of the Company is “STORE Capital LLC”. All business of the Company shall be conducted under such name, and title to all assets of the Company shall be held in such name unless otherwise changed by the Board, by unanimous approval.

2.3 Purposes. The purposes of the Company are to indirectly (through one or more Property Owners or any other Subsidiary), and in all instances only in accordance with and subject to the terms of this Agreement, (a) acquire, own, hold, operate, finance, refinance, lease, manage, encumber, develop, redevelop, construct, improve, maintain, renovate, reposition, sell or dispose of net leased real estate primarily in the United States for income and profit, (b) engage in any and all activities necessary, appropriate, advisable or incidental to and in connection with any of the foregoing, and (c) conduct its business directly or indirectly, in a manner that will enable it to qualify and maintain its qualification as a REIT, as provided in Section 8.1 hereof. Subject to the terms of this Agreement, the Company shall have all the powers necessary, incidental or convenient to effect any of the foregoing purposes, including all powers granted by the Act. In no event shall the purposes or the business of the Company be extended beyond the foregoing matters described unless approved by the Board by the Requisite Board Approval. Notwithstanding anything contained in this Section 2.3 to the contrary, the Board acknowledges that the Company presently intends to elect and qualify to be taxed as a REIT and that the ability of the Company to qualify as a REIT will depend upon the nature of the Company’s operations. Accordingly, unless otherwise determined by the Board by the Requisite Board Approval: (i) the Board is empowered to and shall take any action necessary or appropriate, in the Board’s reasonable discretion, to enable the Company to satisfy all REIT requirements and to avoid the imposition of any federal income or excise tax liability (including any prohibited transaction tax liability), including making any election to treat an entity as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (a “TRS”) with respect to the Company; and (ii) the Board is empowered to and shall avoid taking any action that (in their reasonable discretion) would result in the Company ceasing to satisfy any of the REIT requirements or would result in the imposition of any federal income or excise tax liability (including any prohibited transaction tax liability).

2.4 Principal Place of Business and Address. The principal place of business of the Company shall be located at 8377 East Hartford Dr., Ste 100, Scottsdale, AZ 85255. The Company may maintain offices and other facilities from time to time at such other locations in the United States as may be deemed necessary or advisable by the Board.

2.5 Agent for Service and Registered Office. The agent for service of process upon the Company shall be The Corporation Trust Company, Corporation Trust Center, 1209 N. Orange Street, Wilmington, Delaware 19801, or such other agent as may be designated from time to time by the Board. The registered office of the Company in the State of Delaware shall be in care of such agent for service of process or such other address as may be designated from time to time by the Board; provided, that the Company shall at all times maintain a registered agent and a registered office in the State of Delaware.

2.6 Term. The term of the Company commenced on the date of the filing of the Certificate of Formation with the Secretary of State and shall continue in full force and effect until the dissolution and termination of the Company pursuant to Article XI.

2.7 Members. The names and addresses of the Common Members are set forth on Schedule I attached hereto. Schedule I (and/or the books and records of the Company) shall be maintained and amended from time to time to reflect the names and addresses of each Member, the Capital Contributions made by (and capital account of) such Member. Each Person who becomes a Member of the Company shall, upon so becoming a Member and (as applicable) making its initial Capital Contribution, be deemed to have accepted and agreed to be bound by all of the terms and conditions of this Agreement, as the same may be amended from time to time in accordance with the terms hereof.

ARTICLE III

CAPITAL CONTRIBUTIONS, MEMBERS AND UNITS

3.1 Capital Contributions.

3.1.1 Capital Contributions of Common Members. Pursuant to the Existing Agreement, each Common Member, on or about the Effective Date, has made (or shall make) a Capital Contribution to the Company in the form of cash as more particularly set forth on Schedule I attached hereto on the Effective Date (the aggregate amount set forth on Schedule I, the “Closing Capital Contributions”). The Members agree that a Common Member may fund all or a portion of its Closing Capital Contribution directly to the Exchange Agent, and any Common Member that funds all or any portion of its Closing Capital Contribution directly to the Exchange Agent shall be deemed to have funded such amount to the Company.

3.1.2 Additional Capital Contribution.

(a) The Board shall have the authority, by Requisite Board Approval, to make a capital call to the Common Members (and the Capital Contributions made by the Common Members pursuant to any capital call made after the Effective Date in accordance with the terms of this Agreement, “Additional Capital Contributions”). Subject to the terms of Section 6.6.2, the Board hereby authorizes Company Management to make any capital call that is a

Permitted Capital Call by delivering an Additional Capital Contribution Notice in accordance with the terms of this Article III. All Capital Contributions, Shortfall Loans and Company Loans shall be made by means of wire transfer of immediately available funds to the account of the Company, or to such other account or by such other method as the Board specifies.

(b) Subject to the terms of Section 3.1.2(a) above, Additional Capital Contributions may be requested from each Common Member in proportion to its Percentage Interest pursuant to a written capital call (an “Additional Capital Contribution Notice”) delivered to each Common Member stating the amount of capital required by the Company, the purpose of the contribution, and the date by which the Common Members are required to make the Additional Capital Contributions (an “Additional Capital Contribution Date”), which shall be no less than fifteen (15) Business Days from and after the date of receipt of the Additional Capital Contribution Notice by the Common Members. Each of the Common Members shall be obligated to contribute capital to the Company pursuant to an Additional Capital Contribution Notice only for Required Capital Contributions and, with respect to any Required Capital Contributions, shall be required to make such Required Capital Contribution on or prior to the applicable Additional Capital Contribution Date.

(c) Notwithstanding anything to the contrary contained in this Agreement or any other Venture Agreement, (i) funding of Additional Capital Contributions pursuant to any Additional Capital Contribution Notice (other than for Required Capital Contributions) shall not be required, but shall be optional to any Common Member, (ii) subject to the foregoing clause (i) and Section 3.1.3 and Section 3.1.4, a Common Member shall not be permitted or have any obligation to contribute capital to the Company in excess of such Common Member’s Percentage Interest multiplied by the aggregate amount called from the Common Members pursuant to any Additional Capital Contribution Notice, (iii) unless otherwise agreed in writing by any Common Member, such Common Member’s Additional Capital Contributions in respect of any Additional Capital Contribution Notice will be deemed to be made and accepted at the same time as each other Common Member’s Additional Capital Contribution in respect of the same Additional Capital Contribution Notice has been made and accepted by the Company. If the Common Members fail to fund (or to commit to fund) the full amount of any Required Capital Contributions within fifteen (15) Business Days of the due date therefor, upon the written demand of any funding Common Member, the Company shall return any amounts funded by such Common Member in connection with the applicable Additional Capital Contribution Notice, provided such funding Common Member shall not be deemed a Non-Funding Member notwithstanding the return of such Additional Capital Contributions. The Common Members expressly agree that damages at law would not be an adequate remedy for a breach or threatened breach of the provisions set forth in this Section 3.1.2(c).

(d) Except as expressly provided in this Section 3.1.2, Section 3.1.3 and/or Section 3.1.4, none of the Members shall be required, entitled or permitted to make any Capital Contributions to the Company. No Member shall be paid interest on any Capital Contribution to the Company. No Member shall have the right to demand a withdrawal, reduction or return of its Capital Contributions.

3.1.3 Remedies for Failure to Fund Required Capital Contributions.

(a) If any Common Member is a Non-Funding Member with respect to any Additional Capital Contribution Notice delivered in accordance with Section 3.1 for Required Capital Contributions, any Common Member that is a funding Common Member with respect to the same Additional Capital Contribution Notice shall have the right (but not the obligation) to make a loan to such Non-Funding Member (or permit or cause its Affiliate to make a loan to such Non-Funding Member) (and the lender under such loan shall hereinafter be referred to as a “Funding Party”), the proceeds of which shall be used to fund such Non-Funding Member’s Required Capital Contributions (a “Shortfall Loan”) in accordance with this Section 3.1.3. The parties hereto agree and acknowledge that if at least one, but not all, members of Ivory Parent Member (the funding party, the “Ivory Parent Funding Investor”) contributes its proportionate share of the funds requested or required (as applicable) pursuant to any Additional Capital Contribution Notice delivered to the Common Members hereunder, and (and after taking into consideration any Shortfall Loan (as defined in the Ivory Parent LLC Agreement) made by any Ivory Parent Funding Investor in connection therewith) any Funding Party makes a Shortfall Loan to Ivory Parent Member in connection therewith, (i) such Funding Party shall only exercise remedies pursuant to this Agreement (and the UCC) with respect to such Shortfall Loan in a manner that impacts only such non-funding member of Ivory Parent Member and its Equity Interests (as defined the Ivory Parent LLC Agreement) and not any Ivory Parent Funding Investor, and (ii) only those distributions payable to Ivory Parent Member and allocable to such non-funding member of Ivory Parent Member shall be used to repay the Shortfall Loan and the remainder of such distributions shall be distributed to Ivory Parent Member for further distribution solely to the Ivory Parent Funding Investor.

(b) Any Shortfall Loan shall bear interest at the Applicable Rate, and interest shall accrue on each Shortfall Loan on a monthly basis and shall be due and payable in arrears on the first day of each calendar month until such time as all principal and interest due with respect to such Shortfall Loan shall be paid in full (and, with respect to the first and last month of the term of any such Shortfall Loan (if such period is less than a full calendar month), interest shall be prorated based on the number of days accrued during such period, as applicable). Any amounts advanced as a Shortfall Loan shall be paid directly by the Funding Party to the Company on behalf of, and shall constitute an Additional Capital Contribution by, the Non-Funding Member to the Company. Each Shortfall Loan will have a term expiring on the earliest to occur of (i) dissolution, liquidation or other winding up of the Company, (ii) any Transfer by the Non-Funding Member of its Equity Interests, and (iii) sixty (60) days from the date advanced. A Funding Party may, in its sole and absolute discretion, extend the term of any Shortfall Loan for one or more periods as agreed by such Funding Party in writing. A Shortfall Loan (together with interest thereon at the Applicable Rate) shall be repaid to the Funding Party out of any distributions to which the Non-Funding Member is entitled hereunder until such Shortfall Loan is paid in full (together with all accrued and unpaid interest), and such amounts shall be treated as having been made to the Non-Funding Member. The Non-Funding Member may repay the entire outstanding principal amount of any Shortfall Loan, together with all accrued and unpaid interest thereon, without the prior written consent of the Funding Party. Any distributions paid to the Funding Party to satisfy a Shortfall Loan (or any interest thereon) shall (1) be deemed to have been distributed to the Non-Funding Member, and (2) be applied (x) first to reduce all accrued and unpaid interest on any such Shortfall Loan, and (y) thereafter, to reduce the outstanding principal amount of such Shortfall Loan. Without limiting the foregoing, if at any time a Shortfall Loan is outstanding and the Funding Party (or the applicable Common Member) is authorized or required to purchase the

Equity Interests of the Non-Funding Member to which such Funding Party has made such Shortfall Loan, then such Funding Party may offset against the purchase price payable for such Equity Interests the amount of such Shortfall Loan and all interest accrued thereon. If more than one Funding Party elects (for itself or its Affiliate) to make a loan to a Non-Funding Member, then the Funding Parties shall fund separate Shortfall Loans to the Non-Funding Member and shall collectively fund an amount equal to the aggregate Required Capital Contributions in proportion to such Funding Party’s relative Percentage Interests (or the Percentage Interests of the Common Member that is its Affiliate) (unless otherwise agreed by the Funding Parties). A Common Member that is the borrower under any Shortfall Loan shall be deemed to be in default of a Shortfall Loan if such Common Member fails to repay such Shortfall Loan on the maturity date of such Shortfall Loan or fails to pay each installment of interest within five (5) Business Days of the date when due in accordance with this Section 3.1.3(b).

(c) As security for each Shortfall Loan made to any Non-Funding Member (and effective at the time such Shortfall Loan is made), such Non-Funding Member hereby grants to the Funding Party that made such Shortfall Loan a continuing first priority security interest and lien in all of such Non-Funding Member’s Equity Interests and for such purpose this Agreement constitutes a security agreement; provided, however, that the security interest granted pursuant to this sentence shall not attach to any Non-Funding Member’s Equity Interests to the extent that a grant of a security interest therein would violate any provision of the Loan Documents to which such Non-Funding Member is a party. Each Funding Party is authorized at any time and from time to time to file one or more UCC financing statements in order to perfect such security interest in accordance with the Uniform Commercial Code of the State of Delaware (the “UCC”). In addition, a Non-Funding Member shall promptly execute, acknowledge, and deliver such other documents and take any other actions that any Funding Party reasonably requests in order to perfect or continue the perfection of such security interest; and, if the Non-Funding Member fails to do so upon demand therefor, such Funding Party is hereby appointed the attorney-in-fact of, and is hereby authorized on behalf of, the Non-Funding Member, to execute, acknowledge, and deliver all such documents and take all such other actions as may be required to perfect such security interest. Such appointment and authorization is coupled with an interest and is irrevocable. With respect to any Shortfall Loan, but in all cases subject to the terms of this Agreement and the other Venture Agreements, if a default shall occur with respect to such Shortfall Loan, the Funding Party may, at its sole election with respect to its security interest, cause the disposition of the Non-Funding Member’s Equity Interests in accordance with the UCC to satisfy the obligations of the applicable Non-Funding Member with respect to such Shortfall Loan, and such Funding Party will have all the rights and remedies of a secured party under the UCC, all such rights and remedies being cumulative, not exclusive, and enforceable alternatively, successively, or concurrently, at such time or times as such Funding Party deems expedient.

(d) With respect to any Shortfall Loan, if such Shortfall Loan is not repaid in full (including all interest accrued thereon) on or prior to the maturity date thereof, at any time thereafter (and so long as such Shortfall Loan (or any portion thereof) remains outstanding and unpaid), the Funding Member that made such Shortfall Loan may elect, by delivery of written notice to the Non-Funding Member and to the other Common Members, to convert such Shortfall Loan (or the remaining portion thereof) to an Additional Capital Contribution and, in such event upon such election, the Percentage Interest of the Funding Member and the Non-Funding Member shall be adjusted such that, with respect to the Additional Capital Contribution deemed made by the Funding Member, the Funding Member shall be given credit for having contributed an amount equal to 1.5 times the outstanding amount of such Shortfall Loan (including interest accrued thereon) converted and the Non-Funding Member’s Percentage Interest shall be reduced by a corresponding amount.

3.1.4 Remedies for Failure to Fund Permitted Capital Calls (other than for Required Capital Contributions).

(a) If any Additional Capital Contribution Notice for any Permitted Capital Call (other than for Required Capital Contributions) is delivered to the Common Members, and each (and all) of the Common Members timely funds (at its sole option and election) its Percentage Interest of the aggregate amount required pursuant to such Additional Capital Contribution Notice, the amounts funded by such Common Members shall be funded as (and deemed) Additional Capital Contributions. If any Additional Capital Contribution Notice for any Permitted Capital Call (other than for Required Capital Contributions) is delivered to the Common Members, and if one or more (but less than all) of the Common Members funds (at its sole option and election) the aggregate amount required pursuant to such Additional Capital Contribution Notice, the amounts funded by such Common Members shall be funded as (and deemed) a loan to the Company (each, a “Company Loan”), the proceeds of which shall be used for the purposes set forth in such Additional Capital Contribution Notice.

(b) Each Company Loan (i) shall bear interest at the Applicable Rate, compounding monthly, with interest accruing on a monthly basis until such time as all principal and interest due with respect to such Company Loan is paid in full (with interest being prorated based on the number of days accrued during any such period, as applicable), (ii) shall have a term expiring on the earlier to occur of (x) dissolution, liquidation or other winding up of the Company, and (y) any Transfer by the funding Common Member of its entire Equity Interest, and (iii) shall be repaid solely from available cash flows, or the proceeds of any capital event, of the Company. Except as expressly permitted pursuant to the terms of Section 4.2.2(a), Available Cash shall not be distributed to the Common Members for so long as any Company Loan(s) (as defined herein and in the Ivory Parent LLC Agreement, as applicable) (including all interest accrued thereon) remains outstanding and unpaid (provided Available Cash shall be used proportionately (i) to pay any Company Loans and (ii) for distribution to Ivory Parent Member to pay any Company Loans (as defined in the Ivory Parent LLC Agreement)).

3.1.5 Loans to the Company; Guarantees. Except as otherwise expressly provided in this Agreement, no Member shall be required or permitted to (i) make any loan or advance to the Company or any other JV Entity, or (ii) cause to be loaned any money or other assets to the Company or any other JV Entity, nor shall any JV Entity be required or permitted to accept any loans or advances offered by any Member. Subject to the terms of the Venture Agreements, in no event shall any Member (or its direct or indirect investors) be obligated to provide any indemnities, guaranties or credit enhancements, incur any recourse obligations, or assume any personal liability, in connection with any debt of the Company, any other JV Entity or any Property.

3.1.6 [Intentionally Deleted].

3.1.7 Capital Contributions of Preferred Members. Each Member holding Preferred Units (or its predecessor Member) (“Preferred Member”) has made or, at the time of his, her or its admission to the Company shall make, an initial Capital Contribution of $1,000 or such other amount as the Board, by the Requisite Board Approval, may determine for each Preferred Unit; provided that the total number of Preferred Members shall not exceed 125 and the aggregate initial Capital Contributions of the Preferred Members shall not exceed $125,000, unless in each case, approved by the Board, by the Requisite Board Approval. Except for its initial Capital Contribution, no Preferred Member shall be required, have any obligation, or be permitted to make any Additional Capital Contributions. Except as expressly set forth in this Agreement or upon the dissolution of the Company, no Preferred Member shall have the right to demand a withdrawal, reduction or return of its Capital Contributions or receive interest thereon.

3.2 [Intentionally Deleted].

3.3 Company Units.

3.3.1 Classes of Units. The Members shall hold units of interests in the Company, as described in Section 3.3.5, and which shall be classified as either “Common Units,” “Preferred Units” or “Excess Units,” which classification shall be set forth on Schedule I (or otherwise in the books and records of the Company). “Units” represent, in respect of a Member, the interest of such Member in the Company at any particular time, whether classified as Common Units, Preferred Units or Excess Units. No Member has any interest in specific real or personal property of the Company. The Company (including by a transfer agent or registrar, in the case of Preferred Units, engaged by the Company) shall maintain a register of each Member’s Units, which shall be revised from time to time if a Member is admitted in accordance with this Agreement or in connection with a Transfer permitted under this Agreement. Units shall be personal property for all purposes. The Members holding Common Units, Preferred Units and Excess Units shall have the rights, obligations and preferences as set forth herein.

3.3.2 Percentage Interest. The “Percentage Interest” of each Common Member is set forth on Schedule I attached hereto, which shall be adjusted only as expressly set forth in this Agreement. The sum of all Percentage Interests of all Common Members shall equal one hundred percent (100%). The Company shall maintain a record of each Common Member’s Percentage Interest. The Preferred Members shall not have a Percentage Interest in respect of their Preferred Units.

3.3.3 Excess Units. Upon the occurrence of the events specified in Section 10.3, some or all of the Units of a Member may be converted to a separate class of interests which shall be denominated as “Excess Units,” and which shall have such rights, privileges and preferences as set forth in Section 10.3.

3.3.4 Additional Classes. The Board may, with the Requisite Board Approval, from time to time establish additional classes of Units, with any such additional class having such relative rights, powers and duties as may be designated by such Requisite Board Approval, including rights, powers and duties senior to existing classes.

3.3.5 Authorized Units. The total number of Units of all classes of equity that the Company is authorized to issue, as of the Effective Date, is 1,125. Of those units, 1,000 units are classified as “Common Units”, 125 units are classified as “Preferred Units”, and zero (0) units are classified as Excess Units. The Preferred Units shall have the rights, preferences, powers and limitations described in this Agreement, including without limitation those described in Exhibit A attached hereto. In the event of any conflict between the terms of the Preferred Units described on Exhibit A and any other provisions in this Agreement, the terms contained in Exhibit A shall control. To the maximum extent permitted under the Act, with the Requisite Board Approval, the Board may amend this Agreement from time to time to increase or decrease the aggregate number of units of equity or the number of units of any class or series that the Company has authority to issue.

3.4 Capital Structure Adjustments. No Unit splits, Unit combinations, distributions of Units or other similar events involving any class of Units of the Company may be effected unless (a) such splits, combinations, distributions or similar events are effected simultaneously and proportionately with respect to all other classes of Units of the Company, and (b) the Board has approved the same with the Requisite Board Approval.

ARTICLE IV

COMMON MEMBERSHIP INTERESTS

4.1 Voting. Except as may otherwise be required by the Act, voting power with respect to all matters requiring Member action shall be vested exclusively in the holders of the Common Units. No Member, solely by virtue of holding Preferred Units or Excess Units, shall be entitled, and none of the holders of the Preferred Units or the Excess Units shall have the right, to vote on any matters except as required by the Act. Each Common Member shall have one (1) vote on all matters on which the holders of Common Units are entitled to vote and, except as required by the Act, shall be entitled to exercise such vote in its sole and absolute discretion.

4.1.1 Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding Preferred Units (excluding any units that were not issued in a private placement of the Preferred Units conducted by the Paying Agent), voting as a separate class, shall be required for (a) authorization or issuance of any membership interest or equity security of the Company with any rights that are senior to or have parity with the Preferred Units, (b) any amendment to the Agreement or the Company’s Certificate of Formation that has a material adverse effect on the rights and preferences of the Preferred Units or which increases the number of authorized or issued Preferred Units, or (c) any reclassification of the Preferred Units. The holders of the Preferred Units acknowledge and agree that their subscription documents for Preferred Units contain an irrevocable (to the maximum extent permitted by applicable Legal Requirements) power of attorney in favor of the Paying Agent.

4.2 Distributions.

4.2.1 The holders of the then-outstanding Preferred Units shall be entitled to receive on a pro rata basis, when, as and if declared by the Board, with the Requisite Board Approval, out of funds legally available therefor, cumulative distributions for each distribution period (each, a “Distribution Period”) which shall be payable on or before June 30 and December 31 of each year (each, a “Preferred Distribution Payment Date”) at the Distribution Preferred Rate of the Liquidation Value for each Preferred Unit (the “Preferred Distributions”); provided, however, that if any Preferred Distribution Payment Date is not a Business Day, then the distribution which would otherwise have been payable on such Preferred Distribution Payment Date may be paid on the preceding Business Day or the following Business Day with the same force and effect as if paid on such Preferred Distribution Payment Date. The Preferred Distributions will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of distributions. Subject to Section 4.2.2(b), all accrued and unpaid Preferred Distributions for all prior Distribution Periods shall be fully paid or declared with funds irrevocably set apart before any distribution or payment may be made to holders of Common Units (and prior to the repayment of any Company Loan). If at any time the Company pays less than the total amount of distributions then accrued for all prior Distribution Periods with respect to the Preferred Units, such payment will be distributed ratably among the holders of the Preferred Units in proportion to the respective numbers of Preferred Units owned by such holders. Any distributions on the Preferred Units will be payable on the dates that are required to be in compliance with the terms of the Preferred Units and in such manner that the Company is in compliance with the REIT rules under the Code. Any distribution payable on the Preferred Units for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

4.2.2

(a) Subject to Sections 3.1.4, 3.1.5, 4.2.3, and 4.2.4, commencing on March 12, 2023 and on the 12th day of each calendar month thereafter (or on a more frequent basis approved by the Board with the Requisite Board Approval, from time to time), the Company shall distribute any Available Cash to the Common Members; provided, however, that (i) no distributions (other than distributions necessary to maintain REIT qualification) may be paid to the Common Members at any time when any Company Loan(s) (including any interest thereon) is outstanding and unpaid, and (ii) the Common Members acknowledge that it has been requested that Company Management deliver to each Common Member a good faith estimate of the amount of the expected distribution to such Common Member on the 10th day of each month. Subject to Sections 3.1.4, 3.1.5, 4.2.3, and 4.2.4, any such distribution will be distributed ratably among the holders of the units of each class or series of Common Units in proportion to the respective numbers of Common Units of such class or series owned by such holders.

(b) Subject to Section 4.2.2(c), unless full cumulative distributions on the Preferred Units due and owing as of the prior Preferred Distribution Payment Date have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past Distribution Periods up to the prior Preferred Distribution Payment Date, no distributions (other than in limited liability company shares ranking junior to the Preferred Units as to distributions and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon any limited liability company shares of the Company ranking junior to the Preferred Units as to distributions or upon liquidation, nor shall any limited liability company shares of the Company ranking junior to the Preferred Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other limited liability company shares of the Company ranking junior to the Preferred Units as to distributions and upon liquidation). Any distribution payment made on the Preferred Units shall be first credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.

(c) Notwithstanding anything to the contrary contained herein, the Company may declare and pay distributions to Common Members and redeem Common Units without first having declared or paid the full amount of accrued distributions on the outstanding Preferred Units for all past Distribution Periods or setting such amount apart for payment if (i) the amount of accrued and unpaid distributions on each outstanding Preferred Unit at such time is less than the amount which will be due on the next distribution payment date following a distribution payment date on which the distribution is not paid, taking into account the compounding contemplated by the definition of Distribution Preferred Rate and (ii) after giving effect to the payment of the proposed Common Unit distributions or redemption, the Company projects that the cash available for distribution on the Preferred Units as of the end of the next Distribution Period would be sufficient to fund the full payment of the accrued and unpaid distributions at such time.

4.2.3 The Company may withhold from any distributions that it makes to its Members any amounts the Company determines, in its reasonable judgment and based upon consultation with the Company’s tax advisors, that the Company is required to withhold pursuant to U.S. federal, state or local, or foreign Legal Requirements; provided, however, that the Company shall not withhold from any distributions with respect to which the applicable Member has provided a duly executed and valid withholding tax form evidencing an exemption from withholding tax under applicable Legal Requirements. Amounts so withheld from distributions to a Member shall be paid over to the appropriate Taxing Authority, and shall be deemed to have been distributed to such Member for all purposes of this Agreement. Before withholding and paying over to any Taxing Authority any amount purportedly representing a tax liability of the Member pursuant to this Section 4.2.3, the Company will (a) provide the Member with notice of the claim of such Taxing Authority that such withholding and payment is required by law, (b) provide the Member the opportunity to contest such claim (to the extent permitted by applicable U.S. federal, state or local, or foreign Legal Requirements) during any period, provided (x) such contest does not subject the Company or the Board to any potential liability to such Taxing Authority for any such claimed withholding and payment and (y) any such contest will not limit or restrict the ability of the Company or the Board to make the relevant withholding and payment on or before the due date, and (c) assist such Member in recovering, to the extent permitted by applicable U.S. federal, state or local, or foreign Legal Requirements, any tax withheld solely as a result of its investment in the Company. If the amount withheld or paid was not withheld from actual distributions to a Member, the Company may, at the option of the Board, (i) require the Member to reimburse the Company for such withholding or payment promptly upon notification of an obligation to reimburse the Company pursuant to this Section 4.2.3 or (ii) reduce any subsequent distributions to such Member by the amount of such withholding or payment. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company or the Board to assist it in determining the extent of, and in fulfilling, its withholding or tax payment obligations. Without limiting the foregoing, any amounts reimbursed by any Member for taxes withheld or paid pursuant to this Section 4.2.3 shall in no event constitute a Capital Contribution for purposes of this Agreement. The provisions contained in this Section 4.2.3 shall survive the termination of the Company and the withdrawal of any Member. The Company or the Board (with the Requisite Board Approval) may pursue and enforce all rights and remedies it may have against each Member under this Section 4.2.3, including instituting a lawsuit to collect such contribution with interest calculated at an annual compounded rate equal to a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks plus six percentage points per annum (but not in excess of the highest rate per annum permitted by applicable Legal Requirements as determined by the Board (with the Requisite Board Approval)).

4.2.4 To the maximum extent permitted under the applicable Legal Requirements, prior to the earlier of the liquidation of the Company or the Restriction Termination Date, the Company shall pay such distributions (including consent dividends within the meaning of Section 565 of the Code) as are necessary to permit the Company to qualify or continue to qualify as a REIT under the Code and avoid the imposition of any federal income or excise tax and, in particular, shall distribute (including where necessary via consent dividend) for each taxable year all of its “real estate investment trust taxable income” (as defined in section 857(b)(2) of the Code) for such taxable year (or, if greater, its taxable income determined for state income tax purposes in any state in which the Company files income tax returns or pays taxes based on net income), determined without regard to any dividends paid deduction and by excluding any net capital gain. If the Board determines, with the Requisite Board Approval, that “consent dividends” within the meaning of section 565 of the Code in respect of a taxable year are necessary or appropriate to ensure or maintain the status of the Company as a REIT for U.S. federal income tax purposes and/or to avoid the imposition of any U.S. federal or state income or excise tax, each Member shall cooperate with any request by the Company to take any and all actions necessary or appropriate under the Code, any regulations promulgated thereunder, any court decision or any administrative positions of the United States Department of the Treasury (including any IRS forms or other forms) to result in distributions sufficient to maintain the Company’s status as a REIT and avoid the Company incurring U.S. federal income or excise tax for such taxable year. Notwithstanding the foregoing, the Company shall not make any distribution (including a consent dividend) that is characterized as a Capital Gain Dividend or any distribution (including a consent dividend) that is subject to Section 897(h) of the Code (in each case, other than with respect solely to (a) gain resulting from a foreclosure, condemnation or other similar involuntary disposition of the applicable USRPI (provided that the Company shall use best efforts in advance of such event in deciding on an appropriate and tax efficient way to structure any such event) or (b) gain on the disposition of the equity interests of any Company Subsidiary treated as a corporation for U.S. federal income tax purposes), in each case unless the G Member Board Member has approved the distribution or the sale or other disposition of the applicable Property or other applicable USRPI by the Company or any Company Subsidiary (provided that such approval shall not be effective unless the G Member Board Member has been notified, prior to giving such approval, that the distribution would, or would be reasonably likely to, be treated as a distribution under Section 897(h) of the Code).

4.2.5 Subject to Legal Requirements and the terms of this Agreement, the Company shall be entitled to pay distributions out of any source of funds legally available therefor, including, without limitation, if approved by the Requisite Board Approval, the proceeds of the issuance by the Company of Equity Interests and/or indebtedness. Subject to any restrictions or limitations as may be set forth in this Agreement and if approved by the Requisite Board Approval, the Company may from time to time authorize and declare and pay distributions in property or other assets of the Company or in securities of the Company.

4.2.6 The distribution rights of the holders of Excess Units are set forth in Section 10.3.5.

4.3 Liquidation and Dissolution. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, subject to the limitations imposed by applicable Legal Requirements, distributions to the Company’s equity holders shall be made in the following manner:

4.3.1 Each holder of Preferred Units shall be entitled to receive, by reason of its ownership thereof, an amount equal to its initial Capital Contribution for each Preferred Unit (the “Liquidation Value”) then held by such holder, plus an amount equal to all accrued but unpaid Preferred Distributions on such Preferred Units, and, if such liquidation, dissolution or winding up of the Company occurs before the Redemption Premium right expires, the per unit Redemption Premium in effect on the date of payment (together, the “Preferred Preference”). The Preferred Preference shall be paid to the holders of Preferred Units simultaneously with or prior to the final liquidating distribution paid to the holders of Common Units; provided, however, that no final liquidating distribution may be paid to the holders of Common Units at any time when the full Preferred Preference shall not have been paid to the holders of the Preferred Units. If, upon the payment of the final liquidating distribution to the holders of Preferred Units, the assets and funds available to be distributed among the holders of the Preferred Units shall be insufficient to permit the payment to such holders of the full Preferred Preference to which such holders are entitled under this Section 4.3.1, then the entire assets and funds of the Company legally available for distribution to such holders shall be distributed ratably based on the total preferential amount due each such holder under this Section 4.3.1. Notwithstanding anything to the contrary herein, in connection with (a) the consolidation or merger of the Company with or into any entity or of any other entity with or into the Company, (b) the adoption of a plan of liquidation, or (c) the sale, lease or conveyance of all or substantially all of the assets or business of the Company, the Company may make distributions to the holders of Common Units without paying the liquidating distributions to which the holders of Preferred Units would then be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Company so long as an amount equal to the full amount of such liquidating distributions has been set apart for payment before any distribution of assets is made following any such events described in clauses (a), (b) or (c) of this Section 4.3.1 to the holders of Common Units. If the Company elects to set such amounts apart for payment to the holders of the Preferred Units, the Preferred Units shall remain outstanding until the holders thereof are paid the full liquidating distributions to which they entitled, which payments shall be made no later than immediately prior to the date on which the Company plans to make its final liquidating distribution in respect of the Common Units.

4.3.2 The remaining assets of the Company in excess of the aggregate Preferred Preference payable to the holders of Preferred Units shall be applied in the following order: (i) first, payment in full of all Company Loans (including all interest accrued thereon), and (ii) thereafter, distributed to the Common Members as provided in Section 4.2.2.

4.3.3 The liquidation rights of the holders of Excess Units are set forth in Section 10.3.6.

4.4 No Preemptive Rights. Except as may otherwise be provided by contract, no holders of units of any class of equity of the Company shall have any preemptive rights to purchase or subscribe for any units or additional units of equity of the Company that the Company may issue or sell from time to time.

4.5 Redemption. Subject to Section 8.1, the outstanding Preferred Units, as a class and not on a unit-by-unit basis, are subject to redemption by the Company at any time by notice of such redemption on a date selected by the Company for such redemption (the “Redemption Date”). On the Redemption Date, each Preferred Unit will be immediately cancelled and each holder of Preferred Units will be entitled to receive cash, promptly after the Redemption Date, equal to the sum of (a) the Liquidation Value of such holder’s Preferred Units plus (b) all accrued and unpaid Preferred Distributions to the Redemption Date and, as applicable, (c) the Redemption Premium (together, the “Redemption Price”). From and after the close of business on the Redemption Date, no distribution on the Preferred Units will accrue, the Preferred Units will no longer be deemed to be outstanding, and the holders of the Preferred Units will cease to have any rights as holders of Preferred Units except the right to receive the Redemption Price for the Preferred Units.

4.6 Conversion. Other than conversion into Excess Units pursuant to Article X hereof, (a) the Preferred Units are not convertible into equity of any other class or series, and (b) the Common Units of any series shall have such conversion rights, if any, only as determined by the Board with the Requisite Board Approval.

4.7 Actions; Voting Rights. Except as otherwise expressly provided in this Agreement or as required by the Act or other Legal Requirements, the Members shall not be entitled to vote on any matter, it being the intention of the Members that, to the fullest extent permissible under Legal Requirements, all matters shall be determined and all actions shall be taken by the Board with the Requisite Board Approval.

4.8 Compensation. No Member (and no Member’s Affiliate) shall be entitled to any fees, commissions, carried interest payment or other compensation from the Company for any services rendered to or performed for the Company.

4.9 Meetings. The Company shall not be required to hold annual or other meetings of the Members. Notwithstanding the foregoing, a meeting of Members for the purpose of the Members taking action to approve any action by the Company or any other matter upon which Members are entitled to vote as required by the Act or otherwise hereunder shall be called by the Board as necessary.

4.10 Liability. Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company, solely by reason of being a Member of the Company.

ARTICLE V

UNIT HOLDER MATTERS

5.1 Registered Ownership. Units will be uncertificated and a Member’s ownership of Units shall be evidenced by direct registration on the books and records of the Company or its transfer agent or registrar.

5.2 Transfer of Units. Subject to the restrictions on Transfer set forth in Article X of this Agreement, Units shall be freely transferable or assignable. Any transfer shall be made on the books and records of the Company by the holder in person or by attorney upon surrender to the Company or its transfer agent or registrar of a written assignment, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signatures as the Company or its transfer agent or registrar may reasonably require.

5.3 Record Holders/ Assignments. A Member may at any time assign in whole or in part its Units in the Company to the extent permitted by Article X. If a Member Transfers its Units in the Company as permitted by Article X, the transferee shall be admitted to the Company as a substitute member upon its execution and delivery of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument shall be satisfactory to the Board by the Requisite Board Approval (and may be a counterpart signature page to this Agreement). The name and address of any such substitute member shall be set forth in the books and records of the Company. If a Member Transfers any of its Units in the Company, the admission of the transferee with respect to such Units shall be deemed effective contemporaneously with the consummation of the Transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company with respect to such Units. Except as may otherwise be required by the Act, the Company shall be entitled to treat the record holder of Units as shown on its books as the owner of such Units for all purposes, including any payment of distributions and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such Units, until the Units have been transferred on the books and records of the Company in accordance with the requirements of this Agreement.

5.4 Addresses of Members. It shall be the duty of each Member to notify promptly the Company of his, her or its postal address and any changes thereto.

ARTICLE VI

BOARD, MANAGEMENT AND OPERATIONS

6.1 Board.

6.1.1 Notwithstanding anything to the contrary in this Agreement, the Company is intended to operate in a manner that will meet the requirements of Section 856(a)(1) of the Code at all times, and this Agreement shall be interpreted in a manner consistent therewith. The business and affairs of the Company shall be managed by a board of directors (the “Board”) to the fullest extent permitted by the Act. The Board shall consist of eleven (11) board members (each, a “Board Member”). Six (6) Board Members shall be designated by Ivory Parent Member (subject to the

OS REIT Board Remedies (as defined in Exhibit A of the Ivory Parent LLC Agreement)) (three (3) of which shall be identified by Ivory Parent Member as the “Other Ivory Parent Board Members” and shall have a voting power of three (3) votes, and three (3) of which shall be identified by Ivory Parent Member as the “OS Ivory Parent Board Members” and shall have a voting power of three (3) votes), and (subject to the terms of Section 6.1.2) five (5) Board Members shall be designated by G Member (each, a “G Member Board Member” and shall have a voting power of five (5) votes). Except for any Independent Director or any Board Member that is a member of Company Management (any such Board Member, a “Non-Affiliated Board Member”), a Board Member must be an employee, officer or director of the Board Member Designating Party (or an Affiliate of the Board Member Designating Party) of such Board Member. Any Board Member Designating Party, by written notice to the Board (with a copy to Company Management) from time to time, shall be entitled to designate to any single Board Member appointed by such Board Member Designating Party voting power of more than one (1) vote, provided all of the Board Members appointed by such Board Member Designating Party shall not have the right to vote more than the aggregate voting power of such Board Members as set forth above.

6.1.2 During any period that G Member and its Affiliates, directly and/or indirectly, collectively, (i) owns less than ten percent (10%) of the aggregate Common Units, G Member shall have no right to designate any Board Members, but shall have the right to approve any Fundamental Matter, and (ii) owns at least ten percent (10%), but less than twenty-five percent (25%), of the aggregate Common Units, G Member shall have right to designate only one (1) Board Member, but shall have the right to approve any Fundamental Matter.

6.1.3 The term of any Board Member will begin at his or her appointment, and will continue until removed pursuant to this Section 6.1.3. Any Board Member may be removed by or as a result of (a) the death of the Board Member, (b) the voluntary resignation of the Board Member, or (c) action by the Common Member designating such Board Member. In the event of removal of a Board Member, the resulting vacancy shall be filled by the Common Member that designated such Board Member.

6.1.4 Each Board Member shall devote such time to the affairs of the Company as he or she deems to be necessary or desirable or in connection with his or her duties and responsibilities hereunder.

6.1.5 Except for compensation paid by the Company to any Independent Director as approved by the Board with the Requisite Board Approval, no Board Member shall be entitled to receive any salary or other remuneration or expense reimbursement from the Company or any other JV Entity for services rendered as a Board Member.

6.1.6 No individual Board Member shall have any power or authority to bind or act on behalf of the Company in any way without the Requisite Board Approval.

6.1.7 No meeting of the Board shall be convened unless there is a quorum of the Board, which shall mean the attendance and participation by at least the number of Board Members required to authorize the Requisite Board Approval, in person or by proxy as otherwise permitted in Section 6.2.

6.1.8 Notwithstanding the foregoing and for the avoidance of doubt, if a Member Transfers its Common Units, such Member shall have the right to Transfer to the transferee its right hereunder to designate Board Member(s).

6.2 Meetings and Written Actions of the Board. The Board shall hold meetings at least once per fiscal quarter of the Company on such dates and at such places and times as may be determined by the Board. The agenda items for each quarterly meeting shall include a review of the Company’s business and activities. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a written consent or consents thereto is or are signed by the Board Members required to take such action as set forth in Section 6.3. Board Members may participate in a meeting of the Board by means of conference or video telephone or similar communications equipment by means of which all Board Members participating in the meeting can hear each other, and participation in a meeting pursuant to this sentence shall constitute presence in person at such meeting.

6.3 Board Action. Subject to the terms of Section 6.5, any of the following actions (including any approval) proposed to be taken or granted by the Board shall require the following affirmative vote of the Board Members (as applicable, and subject to the provisos below, the “Requisite Board Approval”):

(a) during the Interim Governance Period, any action taken (including any approval granted) by the Board (expressly including any action or matter that is set forth on the list of Fundamental Matters, Consultation Matters, Special Major Decisions and/or Major Decisions) shall require approval by at least the majority of the Board Members, provided (i) any Fundamental Matter shall require the approval of the OS Ivory Parent Board Members, and (ii) with respect to any Consultation Matter, prior to taking the applicable action, the Board shall have consulted with (but in any event shall have no obligation to obtain the approval or consent of) the OS Ivory Parent Board Members;

(b) after the expiration of the Interim Governance Period, any action of the Board that is a Special Major Decision shall require approval by at least eight (8) of the Board Members, provided with respect to any Consultation Matter, prior to taking the applicable action, the Board shall have consulted with (but in any event shall have no obligation to obtain the approval or consent of) the OS Ivory Parent Board Members; and

(c) after the expiration of the Interim Governance Period, any action of the Board that is a Major Decision shall require approval by at least nine (9) of the Board Members.

Notwithstanding the foregoing or anything to the contrary contained in this Agreement, if the purchaser (or any of its Affiliates) under the Forward Interest Purchase Agreement or any Venture Agreement is then in default thereunder, the OS Ivory Parent Board Members shall not have the right to participate in any vote of the Board relating to a Manco Spin and such vote shall be deemed to be a Special Major Decision hereunder.

6.4 Duty.

6.4.1 Each of the Board Members shall constitute “managers” within the meaning of the Act. A Board Member (in his or her capacity as such), or any Person that designated such Board Member, shall not, to the fullest extent permitted by Section 18-1101(c) of the Act, owe any duties at law or in equity (including fiduciary duties) to the Company, any Member, any other Board Member, any of their respective Affiliates, or any other Person; provided, however, that (i) each Board Member (other than any Non-Affiliated Board Member) shall owe fiduciary duties solely to its Board Member Designating Party, and shall be entitled to consider only the interests of its Board Member Designating Party in connection with any decision or action brought before such Board Member in his or her capacity as such Board Member and shall have no duty or obligation to consider any other interests or factors affecting the Company, any Member, any other Board Member, or any of their respective Affiliates, provided the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing, and (ii) any Non-Affiliated Board Member shall owe solely those duties as set forth in Section 6.4.2. Without limiting the foregoing, no Board Member acting in accordance with this Agreement shall be liable to the Company, any Member, any of their respective Affiliates or any other Person for his or her good faith reliance on the provisions of this Agreement, and the provisions of this Agreement, to the extent that they eliminate or restrict the duties of a Board Member otherwise existing at law or in equity, are agreed by all parties hereto to replace such other duties to the greatest extent permitted under applicable Legal Requirements.

6.4.2 Notwithstanding anything to the contrary contained in Section 6.4.1, each Non-Affiliated Board Member shall, in his or her capacity as such, owe fiduciary duties in accordance with applicable Delaware rules of law and equity to the Company and its Members, and (without limiting the generality of the foregoing) shall consider the interests of the Company and its Members (and not only the interests of its Board Member Designating Party) in connection with any decision or action brought before such Non-Affiliated Board Member in his or her capacity as a Board Member.

6.4.3 Notwithstanding anything in this Agreement or in any other Venture Agreement to the contrary, (i) to the extent of any liability, responsibility or obligation pursuant to the terms of this Agreement or any other Venture Agreement, the Board Member Designating Party for any Board Member (other than any Non-Affiliated Board Member) shall be solely liable, responsible and obligated for (a) any and all actions and omissions taken or not taken by such Board Member in such Board Member’s capacity as a member of the Board, and (b) any and all losses, claims, damages, liabilities, expenses (including reasonable out-of-pocket legal fees and expenses), judgments, fines, settlements and other amounts to the extent arising from or out of the failure of such Board Member to perform its duties hereunder or to act in accordance with this Agreement or such Venture Agreement or out of any other action or failure to act in his or her capacity as a Board Member, and subject to the foregoing in no event whatsoever shall any such Board Member have personal or other liability for any of the matters set forth in this Agreement, and (ii) with respect to any Non-Affiliated Board Member, the Board Member Designating Party for such Non-Affiliated Board Member shall not have any liability, responsibility or obligation for (x) any actions or omissions taken or not taken by such Non-Affiliated Board Member in such Non-Affiliated Board Member’s capacity as a member of the Board, or (y) any losses, claims, damages, liabilities, expenses (including out-of-pocket legal fees and expenses), judgments, fines, settlements or other amounts to the extent arising from or out of the failure of such Non-Affiliated Board Member to perform his or her duties hereunder or to act in accordance with the terms of this Agreement or any other Venture Agreement or out of any other action or failure to act in his or her capacity as a Board Member. Subject to, and in accordance with the foregoing and Article 9, each

Member, on behalf of itself and its respective Affiliates, hereby unconditionally and irrevocably waives and relinquishes any right it may have to bring or institute any action or legal or judicial proceeding, or assert or make any claim, against any Board Member (other than any Non-Affiliated Board Member, but subject to, and only in accordance with, the terms of Article 9) under any circumstance whatsoever.

6.5 Management.

6.5.1 Management Designation. Subject to the terms of this Agreement (and the consultation, approval, consent, and veto rights of the Board and the Members provided for in this Agreement), including Section 6.5.2, the Board hereby designates to Company Management the right and obligation to manage the day-to-day operations of the Company and the other JV Entities (but expressly excluding any action or matter that is set forth on the list of Fundamental Matters, Consultation Matters, Special Major Decisions and/or Major Decisions). Subject to the foregoing and the supervision of the Board, Company Management shall exercise all of the rights and powers as are necessary or advisable for it to manage the Properties, business and affairs of the Company and of the JV Entities.

6.5.2 Board Management. Notwithstanding anything to the contrary contained in this Agreement, (i) the management and the conduct of the Company and the other JV Entities shall at all times remain the sole responsibility of the Board and all decisions relating to the activities and decisions of the Company and the other JV Entities shall be subject to the exclusive authority of the Board, and (ii) in furtherance of the foregoing, the Board, by the affirmative vote of at least eight (8) of the Board Members, reserves and retains the right at any time and at all times to terminate, withdraw or limit any delegation of any rights and/or responsibilities by the Board to any Person (including to Company Management) relating to the activities and operations of the Company and/or the other JV Entities and shall at all times retain the right to override, by the affirmative vote of at least eight (8) of the Board Members, any action(s) by Company Management taken pursuant to any such delegation, provided the terms of clause (ii) shall not permit the Board to take any action for the purpose of hindering the intention of the Common Members with respect to the Fundamental Matters, Consultation Matters, Special Major Decisions and/or Major Decisions.

6.5.3 Officers. Without violation of the terms of Section 6.6, the Board, with the Requisite Board Approval, may from time to time appoint one or more members of Company Management as officers of the Company (each, an “Officer”) to serve without compensation, each of which shall hold his/her office for such term and shall exercise such powers and perform such duties as shall be determined from time to time by the Board, and any number of offices may be held by the same person. The Officers of the Company shall hold office until their successors are chosen in accordance with the terms of this Section 6.5.3 and qualified. Any Officer may be removed at any time, with or without cause, by the Board, with the Requisite Board Approval. Any vacancy occurring in any office of the Company may be filled by, and at the discretion of, the Board, with the Requisite Board Approval. The Officers, to the extent of the powers vested in them by action of the Board, and in all events subject to the terms of this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to the provisions of this Article VI, the actions of the Officers taken in accordance with such powers shall bind the Company.

6.6 Company Management.

6.6.1 (i) The Board, with the Requisite Board Approval, may from time to time appoint any chief executive officer, chief financial officer, chief operations officer, one or more other “C-Suite” level executives and/or officers, and (ii) Company Management may from time to time engage one or more managing directors (and similar level management personnel) and/or one or more senior vice presidents of the Company. Company Management shall hold their applicable offices and/or positions for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board with the Requisite Board Approval (or, as applicable, by Company Management).

6.6.2 Company Management, to the extent of the powers vested in any of them by action of the Board with the Requisite Board Approval and in all events subject to the terms of this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to the provisions of this Article VI, the actions of Company Management taken in accordance with such powers shall bind the Company.

6.7 [Intentionally Deleted.]

6.8 Action. Notwithstanding anything to the contrary contained in this Agreement, if (a) any action is authorized by the Board with the Requisite Board Approval, and (b) the Company or Company Management fails to implement the same in a timely manner, any Board Member participating in such vote shall have the right to direct Company Management (or the Company) to take the actions contemplated by such vote or to deliver a notice of the exercise of any right or election of the Company.

6.9 Affiliate Arrangements/Conflicts.

6.9.1 The Members acknowledge that any Affiliate Agreement (and any material actions taken (or determined not to be taken) with respect to such Affiliate Agreement) shall be authorized by the Board with the Requisite Board Approval. Notwithstanding anything to the contrary contained in this Agreement, with respect to any Affiliate Agreement (and any material actions taken (or determined not to be taken) with respect to such Affiliate Agreement), any Board Member(s) designated by the Board Member Designating Party that is party (or whose Affiliate is a party) to such Affiliate Agreement shall be required to recuse himself/herself from, and shall not be entitled to participate in, any discussions or vote relating to such Requisite Board Approval.

6.9.2 In addition to the foregoing, and subject to the terms of Section 6.9.3, a Board Member shall not be permitted to participate in (and any such Board Member(s) shall be excluded from any discussions and information deliveries relating to) any decision or matter subject to any Requisite Board Approval if such decision or matter is or creates (or could reasonably be expected to result in) a conflict of interest (or perceived conflict of interest) between or among any of the Company, any other JV Entity and/or any of their respective assets, business, operations or prospects (including, without limitation, potential acquisitions), on the one hand, and such Board Member, its Board Member Designating Party (and/or any of its or their respective Affiliates), and/or any of their respective assets, vehicles, business, operations or prospects, on the other hand (each, a “Conflict Transaction”).

6.9.3 In furtherance of the terms of Section 6.9.2, if any Oak Street Party is pursuing or is otherwise involved in any potential acquisition of any asset that is or may be a Conflict Transaction, each OS Ivory Parent Board Member shall recuse himself/herself (and shall be deemed to have recused himself/herself) from any Requisite Board Approval (and any other business) (including any consultation rights pursuant to this Agreement) relating to such Conflict Transaction and the terms of Section 6.9.2 shall apply. If the Company is selected as the winning bidder of any Conflict Transaction and the Requisite Board Approval for the acquisition is not obtained (or such acquisition is not otherwise a Permitted Acquisition), then (i) subject to the terms of Section 6.19, the acquisition of the applicable investment shall be consummated by the applicable Side Car Investors as a Side Car Acquisition, and (ii) the Board Member Designating Party for the OS Ivory Parent Board Members shall not be obligated to participate in such acquisition unless the OS Ivory Parent Board Members expressly approve such participation.

6.10 Annual Business Plan and Budget.

6.10.1 The Company shall have a calendar year budget cycle (January 1 through December 31) (the “Budget Year”). As of the date hereof, the Board, with the Requisite Board Approval, has approved (and hereby approves) the budget for Budget Year 2023. For each Budget Year thereafter, in accordance with the terms of Section 6.10.2, Company Management shall prepare and present for approval to the Board, with the Requisite Board Approval: (i) an operating budget for the Company and the other JV Entities (an “Operating Budget”), (ii) a capital improvement budget for each Property (a “Capital Budget”), and (iii) a one-year narrative business plan (the “Business Plan”, and together with the Operating Budget and the Capital Budget, collectively, the “Annual Business Plan and Budget”). Each Operating Budget shall show, on a month-by-month basis, among other things as may be determined by the Board Members, each line item of anticipated income and expense required to be made with respect to the JV Entities and each Property during such Budget Year. Each Capital Budget shall show, among other things as may be determined by the Board Members, anticipated expenditures for capital improvements with respect to each Property and expected Additional Capital Contributions from the Common Members, if any. Each Business Plan shall include (i) a summary review of the markets that will consider each Common Member’s investment objectives, potential refinancing for the Properties, if relevant, and maintenance and repositioning of the Properties, (ii) a review of current conditions including leasing activity, rent, capital values per square foot, capitalization rates and tenant utilization rates, and (iii) a qualitative and quantitative comparison of the prior years’ Approved Annual Business Plan and Budget (as hereinafter defined).

6.10.2 Each Board Member may, after receipt of any draft Annual Business Plan and Budget, either (a) approve the Annual Business Plan and Budget, or (b) advise Company Management in writing of its objections thereto. If the Requisite Board Approval for any proposed Annual Business Plan and Budget is not obtained and any Board Member has any objections to such proposed Annual Business Plan and Budget, Company Management, such Board Member and the other Board Members shall endeavor to resolve any disagreements with respect thereto as soon as practicable.

6.10.3 If a proposed Annual Business Plan and Budget is not approved by the Board Members, with the Requisite Board Approval, prior to commencement of the applicable Budget Year, then until an Annual Business Plan and Budget for such Budget Year is approved by the Board Members, with the Requisite Board Approval, the then most recent Approved Annual Business Plan and Budget shall continue to be in effect but with an increase in each line item of recurring expense in such Approved Annual Business Plan and Budget by inflation as reflected by CPI since the date of such most recent Approved Annual Business Plan and Budget; provided, that, (a) to the extent specific line items of the proposed Annual Business Plan and Budget have been approved by the Board Members, with Requisite Board Approval, then the budget for such specific line items shall be deemed approved; and (b) (i) the Operating Budget with respect to any Non-Discretionary Expenses shall be deemed approved; and (ii) with respect to any capital project set forth on a Capital Budget that has started (including, without limitation, to the extent a contract has been entered into with respect to the subject capital project) but not been completed, the unexpended amounts for such capital project and the unexpended portion of the contingency line item in such budget shall carry forward into the following Budget Year.

6.10.4 The Company and the other JV Entities, and Company Management, are authorized to expend amounts to satisfy obligations of the JV Entities to the extent consistent with the Approved Annual Business Plan and Budget, subject to the Permitted Deviations and otherwise in accordance with the terms of this Section 6.10.

6.11 Supplemental Budgets. If, during any Budget Year (including 2023), a material portfolio acquisition occurs after the Annual Business Plan and Budget for such Budget Year is approved by Requisite Board Approval (or such material portfolio acquisition is not otherwise reflected in the Annual Business Plan and Budget), Company Management shall propose a supplement to the Annual Business Plan and Budget reflecting such acquisition, which shall be subject to approval of the Board, with the Requisite Board Approval, to accommodate the acquired assets and the related business operations (the “Supplemental Annual Business Plan and Budget”).

6.12 Documentation/Deliveries. Notwithstanding anything to the contrary contained in this Agreement, each Common Member shall, promptly upon request of the Board or Company Management, provide such publicly available information as the Board or Company Management reasonably requires, including (a) to satisfy applicable anti-money laundering Legal Requirements, and (b) to respond to information requests from lenders and prospective lenders to the Company or any Company Subsidiary, and no Common Member shall have any obligation to deliver any additional information regarding itself or its Affiliates, or deliver any other document, certificate or agreement, to the Board, Company Management or to any other Person, except as expressly set forth in this Agreement.

6.13 Company Liabilities. All liabilities of the Company, including without limitation, indemnity obligations under Article IX, will be liabilities of the Company, and will be paid or satisfied only from the assets of the Company in accordance with Article IX. No liability of the Company will be the obligation of, or payable in whole or in part by, any Member in its capacity as a Member or by any member, partner, shareholder, director, officer, agent, Affiliate or advisor of any Member or its Affiliates.

6.14 New Members. Subject to Section 6.3, a Person shall be admitted as an additional Member of the Company upon execution and delivery thereby of an instrument pursuant to which such additional Member agrees to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.

6.15 Other Activities of Members. Except as otherwise expressly provided in any Venture Agreement (including Section 6.9 of this Agreement), the Members and Board Members (and the Affiliates of each of the foregoing parties) are permitted to engage in and possess interests alone or in other business ventures, including the ownership, development, operation, origination, financing and management of real property and other real estate related assets, independently or with others (including activities which may compete with the JV Entities), without having any duty or obligation (equitable, fiduciary or otherwise) to the Company, any Company Subsidiary or any Member on account of such interests or ventures and without being subject to restriction or limitation on its actions in respect of the other business ventures. None of the Company, any other JV Entity or any Member shall by virtue of this Agreement have any right, title or interest in the interests or ventures of any other Member or its Affiliates.

6.16 Waiver of Fiduciary Duties. Subject to the express terms of this Agreement and the other Venture Agreements (which at all times shall apply), to the fullest extent permitted by Legal Requirements, the Members and Board Members shall not have any fiduciary duty, duty of care, or any other duty to the Company, the other JV Entities, any other Member and/or any other Board Member.

6.17 Company Acquisitions.

6.17.1 The Board shall direct Company Management, in connection with any investment opportunity which is not a Permitted Acquisition and is proposed by Company Management for investment by the Company (each, an “Investment Opportunity”), to deliver to the Board an investment preview memorandum (the “Investment Opportunity Memo”) notifying the Board of such Investment Opportunity, which Investment Opportunity Memo shall be in a form approved by the Board, with the Requisite Board Approval.

6.17.2 The Board shall direct Company Management, in connection with any potential acquisition of real property by the Company, (i) to cause the applicable JV Entity(ies) to engage Regulatory Counsel, and (ii) to deliver to the Board a checklist of the Regulatory Requirements for or in connection with the applicable transaction based on advice of Regulatory Counsel, including the analysis and determination as to the applicability of the Regulatory Requirements with respect to such transaction, and Regulatory Counsel’s determination as to whether or not a filing (or any other notice or disclosure) is required, advisable or recommended and any other identified compliance issues. Prior to the consummation of the acquisition by any JV Entity of any real property, CFIUS Counsel and Antitrust Counsel shall have advised the Board and Company Management that, with respect to such acquisition, the JV Entities are (and, at the closing, will be) in compliance with, and have satisfied, all Regulatory Requirements.

6.18 Regulatory Requirements and Cooperation. If at any time (and from time to time) the Company or any other JV Entity (or their respective investors) is required to satisfy or comply with any Regulatory Requirement(s), (i) the Board shall direct Company Management to, and (ii) each Common Member shall (and shall cause its Affiliates to) reasonably cooperate (and, as necessary and applicable, use its reasonable best efforts) to:

6.18.1 (i) make promptly any required submissions and filings under applicable Regulatory Requirements, (ii) promptly furnish information required in connection with such submissions and filings and (iii) keep the other parties (including for the purposes of this Section 6.18 the Board, the Common Members, and their investors) informed with respect to the status of any such submissions;

(a) (i) promptly notify the other parties of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication from any Governmental Authority, (ii) keep the other parties informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the applicable transaction (which may include the transactions contemplated by this Agreement and/or any other the Venture Agreement) and (iii) not independently participate in any meeting or discussions with any Governmental Authority in respect of any filings, investigation or inquiry concerning the applicable transaction without giving the other parties prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate; and

(b) to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Regulatory Requirements so as to obtain all approvals in connection with the applicable transaction.

6.18.2 Subject to applicable Legal Requirements relating to the sharing of information, each of the parties shall have the right to review and discuss in advance, and each will consult with, and consider in good faith any comments made by, the other parties in any proposed written communication to any Governmental Authority and all information relating to any such party (and/or any of its Affiliates) that appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the applicable transaction; provided, however, that (A) each party may designate any non-public information regarding such party or any of its Affiliates provided to any Governmental Authority as restricted to “Regulatory Counsel” only and such information shall not be shared with the other parties, any of such other party’s Affiliates and its and their respective employees, officers, managers or directors or equivalents without approval of such party providing the non-public information, and (B) materials may be redacted as necessary (y) to comply with contractual arrangements and (z) to address reasonable attorney-client or other privilege or confidentiality concerns.

6.18.3 Notwithstanding anything to the contrary contained in this Agreement, none of the provisions of this Agreement shall be construed as requiring any party (or any of its direct or indirect investors or Affiliates) to provide, or cause to be provided or agree or commit to provide, any non-public financial information with respect to such party (or any of its direct or indirect investors or Affiliates), and no failure by any party (or any of its direct or indirect investors or Affiliates) to cause the provision of such information to a Governmental Authority shall be deemed a breach of any provision in this Agreement by such party; provided, however, that a party shall provide any Governmental Authority with information requested by such Governmental Authority, in each case as promptly as possible and in any event within the time required by such Governmental Authority, including pursuant to any extension permitted by such Governmental Authority, to the extent: (i) such information has been provided by such party (or any of its direct or indirect investors or Affiliates) in any prior delivery to such Governmental Authority, or (ii) such information can be provided by such party (or any of its direct or indirect investors or Affiliates) directly to such Governmental Authority (and not provided to any other Member, its respective Affiliates or any other Person).

6.19 Side Car Investment.

6.19.1 If any Investment Opportunity is proposed to the Board for consideration and approval for acquisition by any JV Entity, and (i) the acquisition is authorized by the Board, with the Requisite Board Approval (such Investment Opportunity, an “Approved Investment Opportunity”), the Board shall be deemed to have directed Company Management to pursue the acquisition of such Approved Investment Opportunity (subject to the terms of Section 6.17), or (ii) the acquisition is not authorized by the Board due to the failure to obtain the Requisite Board Approval (such Investment Opportunity, a “Rejected Investment Opportunity” or a “Side Car Investment”), the terms of this Section 6.19 shall apply (any such transaction, as applicable, a “Side Car Acquisition”) with respect to any Board Member Designating Party (and its Affiliates) that designated the Board Members that approved the acquisition of the asset that was ultimately a Rejected Investment Opportunity (each an “Approving Investor”). For the avoidance of doubt, any Board Member Designating Party (and its Affiliates) that designated any Board Member(s) that rejected (or is deemed to have rejected) any Rejected Investment Opportunity shall not be permitted to participate in any Side Car Acquisition.

(a) Subject to the terms of Section 6.19.1(c)-(e) (inclusive), if there is only one (1) Approving Investor of any Rejected Investment Opportunity, such Approving Investor shall have the right (in its sole discretion), but not the obligation, to acquire or invest in such Rejected Investment Opportunity outside of the Company (and without the approval or participation of any other party and/or any other direct or indirect investor in the Company) by itself or with any other co-investor(s).

(b) Subject to the terms of Section 6.19.1(c)-(e) (inclusive), if there is more than one (1) Approving Investor of any Rejected Investment Opportunity, each Approving Investor shall have the right (each in its sole discretion), but not the obligation, to acquire or invest in such Rejected Investment Opportunity outside of the Company (and without the approval or participation of any other Party and/or any other direct or indirect investor in the Company), and if more than one Approving Investor makes such election, such electing Approving Investors shall invest in the Side Car Acquisition in proportion to their respective (direct and indirect) ownership interests in the Company, and (subject to the approval of the electing Approving Investors) with any other co-investor(s).

(c) If the Approving Investor(s) are not G Member and/or its Affiliate, the acquisition of the Rejected Investment Opportunity in a Side Car Vehicle shall not be permitted (and such Approving Investor(s) shall not be permitted or authorized to acquire the Side Car Investment) unless and until Company Management has approved the transaction (and if Company Management determines to grant its approval of such transaction, Company Management may include as a condition to the granting of such approval that the applicable Side Car Investors and the Side Car Vehicle, as the owner of the Side Car Investment, shall be required to use the resources and management services of the Company (and Company Management) in connection with the Side Car Acquisition and Side Car Investment, in which case the applicable Side Car Vehicle shall enter into a market management agreement with the Company (or another JV Entity) and pay fees to the Company pursuant to such management agreement on market terms or otherwise on terms where the economics are consistent with the G&A and MIP of the Company).

(d) [Intentionally deleted.]

(e) Notwithstanding anything to the contrary contained in this Agreement, an Approving Investor shall not be entitled to (and each Approving Investor shall cause its Affiliates not to) invest in (or pursue for investment in) any Rejected Investment Opportunity, except pursuant to, and expressly in accordance with, the terms of this Section 6.19, and any investment (or pursuit for investment) by any Approving Investor or any of its Affiliates in any Rejected Investment Opportunity that is not in compliance with the terms of this Section 6.19.1 shall constitute a default and violation of this Agreement.

6.19.2 In connection with any Side Car Acquisition, the Approving Investor(s) and the applicable co-investor(s) (collectively, the “Side Car Investors”) shall form a Delaware limited liability company intended to qualify as a REIT (the “Side Car Vehicle”), which shall have substantially the same ownership structure as the Company (i.e., the Side Car Investors’ interest in the Side Car Investment shall be held through the Side Car Vehicle), shall own the Side Car Investment through one or more entities (consistent with the ownership of the Properties) and will be governed by agreements substantially similar to this Agreement and the other Venture Agreements, as applicable (the “Side Car Venture Documents”). Notwithstanding the foregoing, the Side Car Venture Documents for any Side Car Vehicle (including the governance rights of each investor therein) shall (as appropriate) be modified to reflect such investor’s percentage ownership interest in such Side Car Vehicle (as mutually agreed by the Side Car Investors). Company Management shall pursue the transaction for, and as an investment of, the Side Car Vehicle (outside of the Company). Upon the consummation of the Side Car Acquisition in accordance with the terms of this Section 6.19, the Side Car Vehicle shall engage the Company (or another JV Entity) to manage the Side Car Investment pursuant to a management agreement (a “Side Car Management Agreement”) in accordance with the terms of Schedule XII attached hereto.

6.19.3 Any costs and expenses relating to any Side Car Acquisition, including any costs and expenses attributable to the applicable Side Car Vehicle, the Side Car Investment or any pursuit costs for any Side Car Investment shall be paid by the Side Car Vehicle and/or the Side Car Investors, and none of the JV Entities shall be responsible or liable for any of the foregoing costs or expenses or otherwise with respect to any of the foregoing.

ARTICLE VII

[INTENTIONALLY DELETED]

ARTICLE VIII

GENERAL REIT PROVISIONS

8.1 Qualifying and Maintaining Qualification as a REIT. Unless prohibited by applicable Legal Requirements, the Company shall elect to be taxed as, and, at all times prior to the Restriction Termination Date (if any), is intended to qualify and continue to qualify as, a REIT. The Board shall cause the Company to make all necessary elections and filings in order to effectuate the foregoing. The Board may, with the Requisite Board Approval, without any action by the Members, amend this Agreement or take such other action as it determines is necessary or desirable in order to qualify the Company as a REIT or to maintain the Company’s qualification as a REIT. The Board shall use reasonable best efforts to conduct the business and affairs of the Company at all times in such a manner as to continue to maintain the Company’s qualification as a REIT, including by using commercially reasonable efforts to manage the income, assets and operations of the Company such that (a) the gross revenue of the Company (as determined pursuant to Sections 856(c)(2) and (3) of the Code) and the assets of the Company (as determined pursuant to Sections 856(c)(4) and (5) of the Code) will permit the Company to qualify as a REIT and will permit the Company to avoid incurring any tax on prohibited transactions under Section 857(b)(6) of the Code and any tax on redetermined rents, redetermined deductions, and excess interest under Section 857(b)(7) of the Code, and (b) the Company distributes for each taxable year all of its “real estate investment trust taxable income” (as defined in Section 857(b)(2) of the Code) for such taxable year (or, if greater, its taxable income determined for state income tax purposes in any state in which the Company files income tax returns or pays taxes based on net income), determined without regard to any dividends paid deduction and by excluding any net capital gain. The Company shall provide written notice to each of the Members within five (5) Business Days of the Company being notified or otherwise determining that the Company no longer qualifies as a REIT. Without limiting the generality of the foregoing, the Company shall refrain from redeeming units of Preferred Units pursuant to Section 4.5 if such redemption would, or could reasonably be expected to, result in the Company’s failure to maintain its qualification as a REIT. The Company has elected to be treated as a corporation for U.S. federal income tax purposes effective as of August 30, 2022 and shall not revoke such election except with the consent of each Member.

8.2 Termination of REIT Status. The Board shall direct Company Management to use reasonable best efforts to take no action, nor to permit any action to be taken, and the Board shall take no action, to terminate the Company’s status as a REIT until such time as the Board determines, with the Requisite Board Approval, that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT under the Code and adopts a resolution recommending that the Company terminate its status as a REIT (such date, the “Restriction Termination Date”).

8.3 Intentionally Deleted.

8.4 REIT Consultant. The Company shall engage a nationally recognized accounting firm or other U.S. federal income tax expert in advising Persons on establishing and maintaining status as a REIT (a “REIT Consultant”), the cost of which shall be paid for by the Company, to advise the Company on compliance with the REIT requirements and establishing and maintaining the status of the Company as a REIT. The initial REIT Consultant shall be Ernst & Young LLP.

8.5 REIT Opinions. The Company shall use its reasonable best efforts (at the Company’s expense, except in connection with opinions obtained pursuant to clause (b) below) to cause to be delivered to each Common Member (a) in connection with the sale or transfer of any Equity Interests, and/or (b) upon the request of any Common Member, at such requesting Common Member’s expense (which request pursuant to clause (b) hereof shall be made no more frequently than once per year) by the Company, an opinion of counsel from Skadden Arps or another nationally recognized law firm experienced in matters relating to REITs (such other law firm to be reasonably acceptable to the Common Members or, in the case of an opinion requested by less than all of the Common Members, reasonably acceptable to the requesting Common Member(s)), addressed to the Company, substantially to the effect that, commencing with the Company’s initial taxable year, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation has enabled it to meet, and its proposed method of operation will enable it to meet, the requirements for qualification and taxation as a REIT under the Code for its initial taxable year and subsequent taxable years. Such opinion and the related officers’ certificates, equityholder representations and other similar items shall be in customary form and substance and otherwise reasonably satisfactory to the Common Members, and drafts thereof shall be provided to the Common Members for review and comment reasonably in advance of the issuance of such opinion.

8.6 Transferable Shares. Notwithstanding any other provision in this Agreement to the contrary, prior to the Restriction Termination Date, to the fullest extent permitted by Legal Requirements, no determination shall be made by the Board, nor shall any transaction be entered into by the Company that would cause any Equity Interest in the Company or other beneficial interest in the Company not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code or that would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

ARTICLE IX

INDEMNIFICATION OF MEMBERS AND THEIR AFFILIATES

9.1 Liability and Indemnification of the Members.

9.1.1 To the fullest extent permitted by applicable Legal Requirements and except as otherwise set forth in this Agreement, no Indemnitee shall have any liability to the Company, any Company Subsidiary, any Member, any Board Member, or any other Person who has or who has acquired any interest in the Company for any loss suffered by the Company, any Company Subsidiary, any Member, any Board Member or any such other Person which arises from any action or inaction of such Indemnitee, other than any such action or inaction constituting fraud, willful misconduct, any bad faith violation of the implied contractual covenant of good faith and fair dealing or, solely with respect to any Non-Affiliated Board Member and not with respect to any other Indemnitee, gross negligence, by such Indemnitee. Without limiting the foregoing, each Indemnitee shall be fully protected in relying in good faith upon the records of the Company and the Company Subsidiaries and upon such information, opinions, reports or statements presented to the Company or any Company Subsidiary by Company Management or any other Person as to matters the Indemnitee reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Board or Company Management, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company and/or any Company Subsidiary or the fairness to the Company and/or any Company Subsidiary of any transaction.

9.1.2 Subject to the provisions of Section 9.1.3, the Company shall indemnify, defend and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities, expenses (including reasonable out of pocket legal fees and expenses), judgments, fines, settlements and other amounts to the extent arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which such Indemnitee is involved, or threatened to be involved, as a party or otherwise, by reason of (a) the business, affairs or assets of the Company or any Company Subsidiary, (b) the management of the business, affairs or assets of the Company or any Company Subsidiary, or (c) such Indemnitee’s status as a Member or Board Member, or an Affiliate of any of the foregoing, or an officer, director, partner, member, manager, shareholder, employee or agent of any of the foregoing, in each case which relates to or arises out of the Company, any Company Subsidiary, the business, affairs or assets of the Company or any Affiliate, and in each case regardless of whether such Indemnitee continues to be a Member or Board Member, or an Affiliate of any of the foregoing, at the time any such liability or expense is paid or incurred, and regardless of whether the liability or expense accrued at or relates to, in whole or in part, any time before, on or after the Effective Date. The negative disposition of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in and of itself create a presumption that such Indemnitee acted in a manner that disqualifies Indemnitee from receiving indemnification hereafter pursuant to Section 9.1.

9.1.3 Notwithstanding the foregoing, an Indemnitee shall not be entitled to indemnification under Section 9.1.2 with respect to any claim, issue or matter resulting from any action or inaction constituting fraud, willful misconduct, material breach of this Agreement, any bad faith violation of the implied contractual covenant of good faith and fair dealing or, solely with respect to any Non-Affiliated Board Member and not with respect to any other Indemnitee, gross negligence, by such Indemnitee or by the Person that designated such Person as a Board Member or by any Affiliate of any of the foregoing (or any officer, director, partner, member, manager, shareholder, employee or agent of any of the foregoing)..

9.1.4 Expenses (including reasonable attorneys’ fees and disbursements) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding for which such Indemnitee is indemnified under Section 9.1 (excluding any claim, demand, action, suit or proceeding brought by the Company or any Company Subsidiary or any Common Member (or any direct or indirect investor(s) in any Common Member) against such Indemnitee) shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined by a court of competent jurisdiction in a final non-appealable judgment that such Indemnitee is not entitled to indemnification under this Section 9.1 with respect thereto.

9.1.5 The indemnification provided under this Section 9.1 (a) shall be in addition to, and not in limitation of, any other rights to which any Indemnitee may be entitled under any other agreement, contract or instrument or as a matter of law or otherwise, (b) shall continue as to any Indemnitee who has ceased to serve in such capacity and (c) shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of each Indemnitee.

9.1.6 The Company and/or any Company Subsidiary shall purchase and maintain, at the expense of the Company or such Company Subsidiary, insurance for liabilities that are the subject of indemnification provided in this Section 9.1 (which the parties acknowledge is included on the Insurance Schedule).

9.1.7 An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.1 solely by reason of such Indemnitee having an interest in the transaction with respect to which the indemnification arises or relates if the transaction was otherwise permitted (and duly approved, if applicable) by the terms of this Agreement.

9.1.8 If a claim or assertion of liability is made by an unrelated third party against a possible Indemnitee that, if prevailed upon by any such third party, would result in that party being entitled to indemnification as an Indemnitee pursuant to this Section 9.1 (“Claim”), the Indemnitee shall upon learning of the Claim promptly give to the Company written notice of the Claim and request the Company to defend the Claim at the Company’s sole cost and expense with counsel reasonably acceptable to the Indemnitee. Failure to so notify the Company will not relieve the Company of any liability that the Company would otherwise have to such Indemnitee pursuant to the terms of this Section 9.1 except to the extent that such failure actually and materially prejudices the Company’s and/or any Company Subsidiary’s legal position. The Company shall have the obligation to defend the Indemnitee against the Claim if such Indemnitee is entitled to indemnification pursuant to this Section 9.1. The Indemnitee shall be required to cooperate in all reasonable respects with the defense of any Claim.

9.1.9 If all matters relating to a Claim can be settled by the payment of money and without the need to admit liability on an Indemnitee’s part or to take action other than the execution of documents effecting such settlement, then the Board shall be authorized, with the Requisite Board Approval, to settle such action or proceeding without such Indemnitee’s consent, and the Company shall have no obligation under this Section 9.1 with respect to such matter or other actions or proceedings involving the same or related facts if such Indemnitee refuses to agree to such settlement. If such matter cannot be settled without the need to admit liability on an Indemnitee’s part, then the Company shall not be entitled to settle such action or proceeding without such Indemnitee’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, and if such Indemnitee unreasonably withholds, conditions or delays its consent to any such settlement, then the Company shall have no obligation under this Section 9.1 with respect to such matter or other actions or proceedings involving the same or related facts.

9.1.10 The provisions of this Section 9.1 shall survive the transfer of Equity Interests by any Member and the termination of this Agreement.

ARTICLE X

LIMITATIONS ON TRANSFER AND OWNERSHIP OF UNITS

10.1 Restriction on Ownership and Transfer.

10.1.1 Until the Restriction Termination Date, any purported Transfer that, if effective, would result in the Company being “closely held” within the meaning of section 856(h) of the Code shall be void ab initio as to the Transfer of that amount of Equity Interests that would cause the Company to be “closely held” within the meaning of section 856(h) of the Code, and the intended transferee shall acquire no rights in such Equity Interests.

10.1.2 From the One Hundred Holders Date until the Restriction Termination Date, any purported Transfer that, if effective, would result in all classes or series of Equity Interests being beneficially owned by fewer than 100 Persons for purposes of section 856(a)(5) of the Code shall be void ab initio and the intended transferee shall acquire no rights in such Equity Interests.

10.1.3 Until the Restriction Termination Date, any purported Transfer that, if effective, would cause the Company to fail to qualify as a REIT, except as otherwise provided in this Section 10.1, shall be void ab initio as to the Transfer of that amount of Equity Interests that would cause the Company to fail to qualify as a REIT, and the intended transferee shall acquire no rights in such Equity Interests.

10.1.4 From and after the date G Member (together with its Affiliates) owns less than 50% of the aggregate Common Units, unless G Member has previously notified the Company in writing that such Member intends for the Sovereign Ownership Percentage to exceed the Sovereign Ownership Limit, any Transfer that, if effective, would result in the Sovereign Ownership Percentage exceeding the Sovereign Ownership Limit shall be void ab initio as to the Transfer of that amount of Equity Interests that would otherwise cause the Sovereign Ownership Percentage to exceed the Sovereign Ownership Limit, and the intended transferee shall acquire no rights in such Equity Interests.

10.1.5 All Transfers shall comply with applicable Legal Requirements.

10.2 Owners Required to Provide Information. Until the Restriction Termination Date, each Person that is a Beneficial Owner of Equity Interests and each Person (including the holder of record) who is holding Equity Interests for a Beneficial Owner shall, within thirty (30) days of receiving a written request from the Company therefor, provide to the Company a written statement or affidavit stating the name and address of such Beneficial Owner, the amount of Equity Interests Beneficially Owned by such Beneficial Owner, a description of how such Equity Interests are held, and such other information as the Company may reasonably request in order to determine the Company’s status as a REIT, as determined by the Board.

10.3 Excess Units.

10.3.1 Conversion into Excess Units.

(a) If, notwithstanding the other provisions contained in this Agreement: (1) prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (A) result in the Company being “closely held” as described in Section 10.1.1, (B) result in the Equity Interests being beneficially owned by fewer than 100 Persons as described in Section 10.1.2 on or after the One Hundred Holders Date or (C) otherwise cause the Company to fail to qualify as a REIT after the Effective Date, as described in Section 10.1.3; or (2) if Section 10.1.4 applies and there is a purported Transfer or Non-Transfer Event that, if effective, would cause the Sovereign Ownership Percentage of G Member to exceed the Sovereign Ownership Limit, then, in each case, (X) the purported transferee or resulting holder shall be deemed to be a Prohibited Owner and shall acquire no right, title, or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the Equity Interests with respect to which such Non-Transfer Event occurred shall cease to own any right, title, or interest) in such amount of Equity Interests, the ownership of which by such purported transferee or record holder would result in or cause any of the events described in clauses (1) and (2) above, (Y) such amount of Equity Interests shall be automatically converted into an equal amount of Excess Units and transferred to a Trust in accordance with Section 10.3.4 and (Z) the Prohibited Owner shall submit such amount of Equity Interests (including the certificates representing such amount of Equity Interests, if any) to the Company, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Trust. Such conversion into Excess Units and transfer to a Trust shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates, if any, representing the Equity Interests so converted may be submitted to the Company at a later date.

(b) Upon the occurrence of a conversion of Equity Interests into an equal amount of Excess Units, such Equity Interests shall be automatically retired and canceled, without any action required by the Board or any Person, and shall thereupon be restored to the status of authorized but unissued Equity Interests of the same class and series as the Equity Interests from which such Excess Units were converted and may be reissued by the Company as such Equity Interests.

10.3.2 Remedies for Breach. If the Company or any Board Member shall at any time determine in good faith that a Transfer has taken place in violation of Section 10.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Equity Interests in violation of Section 10.1, the Company shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books and records of the Company or instituting proceedings to enjoin such Transfer or acquisition, but the failure to take any such action shall not affect the automatic conversion of Equity Interests into Excess Units and their transfer to a Trust in accordance with Section 10.3.1 and Section 10.3.4.

10.3.3 Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Equity Interests in violation of Section 10.1, or any Person who owned Equity Interests that were converted into Excess Units and transferred to a Trust pursuant to Section 10.3.1 and Section 10.3.4, shall immediately give written Notice to the Company of such event and shall provide to the Company such other information as the Company may reasonably request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Company’s status as a REIT.

10.3.4 Ownership in Company. Upon any purported Transfer or Non-Transfer Event that results in Excess Units pursuant to Section 10.3.1, such Excess Units shall be automatically and by operation of law transferred to one or more Trustees of one or more Trusts created by the Company to be held for the exclusive benefit of one or more Beneficiaries designated by the Company. Any conversion of Equity Interests into Excess Units and transfer to a Trust shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer or Non-Transfer Event that results in the conversion. Excess Units so held in trust shall remain issued and outstanding Units of the Company.

10.3.5 Distribution Rights. The Excess Units shall be entitled to the same distributions (as to both timing and amount) as may be made by the Board in respect to Equity Interests of the same class and series as the Equity Interests from which such Excess Units were converted. The Trustee(s), as record holder(s) of the Excess Units, shall be entitled to receive all distributions and shall hold all such distributions in trust for the benefit of the Beneficiary(ies). The Prohibited Owner with respect to such Excess Units shall repay to the Trust the amount of any distributions received by such Prohibited Owner (i) that are attributable to any Equity Interests that have been converted into Excess Units and (ii) which were distributed by the Company to Members of record on a record date which was on or after the date that such Equity Interests were converted into Excess Units. The Company shall have the right to take all measures that it determines reasonably necessary to recover the amount of any such distribution paid to a Prohibited Owner.

10.3.6 Rights upon Liquidation. In the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the assets of, the Company, each holder of Excess Units shall be entitled to receive, ratably with each holder of Equity Interests of the same class and series as the Equity Interests from which such Excess Units were converted and other Members holding such Excess Units, that portion of the assets of the Company that is available for distribution to the Members holding such Equity Interests. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, winding up or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for Equity Interests and which Transfer resulted in the conversion of such Equity Interests into Excess Units, the product of (i) the price per Equity Interest, if any, such Prohibited Owner paid for the Equity Interests and (ii) the amount of Equity Interests which were so converted into Excess Units and held by the Trust, and, in the case of a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such Equity Interests (e.g., if the Equity Interests were received through a gift or devise) and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the conversion of the Equity Interests into Excess Units, the product of (x) the Market Price per Equity Interest for the Equity Interests that were converted into such Excess Units on the date of such Non-Transfer Event or purported Transfer and (y) the amount of Equity Interests which were so converted into Excess Units. Any remaining amount in such Trust shall be distributed to the Beneficiary(ies).

10.3.7 Voting Rights. The Excess Units shall not entitle the holder to any voting rights. Any vote by a Prohibited Owner as a purported holder of Equity Interests prior to the discovery by the Company and/or the Trustee that such Equity Interests have been converted into Excess Units shall, subject to Legal Requirements, be rescinded and shall be void ab initio with respect to such Excess Units; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind such vote.

10.4 Designation of Permitted Transferee.

10.4.1 As soon as practicable after the Trustee acquires Excess Units, but in an orderly fashion so as not to materially adversely affect the price of Equity Interests or Excess Units, the Trustee shall designate one or more Persons as “Permitted Transferees” and sell to such Permitted Transferees any Excess Units held by the Trustee; provided, however, that (A) any Permitted Transferee so designated purchases for valuable consideration the Excess Units and (B) any Permitted Transferee so designated may acquire such Excess Units without violating any of the restrictions set forth in Section 10.1 and without such acquisition resulting in the conversion of the Equity Interests so acquired into Excess Units and the transfer of such Excess Units to a Trust pursuant to Section 10.3.1 and Section 10.3.4. The Trustee shall have the exclusive and absolute right to designate Permitted Transferees of any and all Excess Units. Prior to any transfer by the Trustee of Excess Units to a Permitted Transferee, the Trustee shall give not less than ten (10) Business Days’ prior written notice to the Company of such intended transfer to enable the Company to determine whether to exercise or waive its purchase rights under Section 10.6. No such transfer by the Trustee of Excess Units to a Permitted Transferee shall be consummated unless the Trustee has received a written waiver of the Company’s purchase rights under Section 10.6.

10.4.2 Upon the designation by the Trustee of one or more Permitted Transferees and compliance with the provisions of this Section 10.4.2, the Trustee shall cause to be transferred to the Permitted Transferee the Excess Units acquired by the Trustee pursuant to Section 10.3.4. Upon such transfer of Excess Units to the Permitted Transferee(s), such Excess Units automatically shall be converted into an equal amount of Equity Interests of the same class and series as the Equity Interests from which such Excess Units were originally converted. Upon the occurrence of such a conversion of Excess Units into an equal amount of Equity Interests, such Excess Units, without any action required by the Board, shall thereupon be restored to the status of authorized but unissued Excess Units and may be reissued by the Company as Excess Units. The Trustee shall (A) cause to be recorded on the books and records of the Company that the Permitted Transferee(s) is/are the holder(s) of record of such amount of Equity Interests, and (B) distribute to the Beneficiary(ies) any and all amounts held in respect of such Excess Units after making payment to the Prohibited Owner pursuant to Section 10.5.

10.4.3 If the Transfer of Excess Units to a purported Permitted Transferee would or does violate any of the transfer restrictions set forth in Section 10.1, such Transfer shall be void ab initio as to that amount of Excess Units that cause the violation of any such restriction when such Excess Units are converted into Equity Interests and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such Excess Units or Equity Interests. Such Equity Interests shall be automatically re-converted into Excess Units and transferred to the Trust from which they were originally transferred. Such conversion and transfer to the Trust shall be effective as of the close of business on the Business Day prior to the date of the Transfer to the purported Permitted Transferee and the provisions of this Article X shall apply to such Units, including, without limitation, in respect of any future Transfer of such Excess Units by the Trust.

10.5 Compensation to Record Holder of Equity Interests That Are Converted into Excess Units. Any Prohibited Owner shall be entitled (following acquisition of the Excess Units and subsequent designation of and sale of Excess Units to one or more Permitted Transferees in accordance with Section 10.4 or following the acceptance of the offer to purchase such Excess Units in accordance with Section 10.6) to receive from the Trustee following the sale or other disposition of such Excess Units the lesser of (i) (A) in the case of a purported Transfer in which the Prohibited Owner gave value for Equity Interests and which Transfer resulted in the conversion of such Equity Interests into Excess Units, the product of (1) the price per unit, if any, such Prohibited Owner paid for the units in respect of such Equity Interests and (2) the number of units in respect of such Equity Interests which were so converted into Excess Units and (B) in the case of a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such Equity Interests (e.g., if the Equity Interests were received through a gift or devise) and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the conversion of such Equity Interests into Excess Units, the product of (1) the Market Price for the Equity Interests that were converted into such Excess Units on the date of such Non-Transfer Event or purported Transfer and (2) the amount of Equity Interests which were so converted into Excess Units, (ii) the proceeds received by the Trustee from the sale or other disposition of such Excess Units in accordance with Section 10.4 or Section 10.6 or (iii) the amount of the purchase price paid to the Company pursuant to Section 10.6 in exchange for the Equity Interests that were converted into such Excess Units. Any amounts received by the Trustee in respect of such Excess Units that are in excess of such amounts to be paid to the Prohibited Owner pursuant to this Section 10.5 shall be distributed to the Beneficiary. Each Beneficiary and Prohibited Owner shall be deemed to have waived and, if requested, shall execute a written confirmation of the waiver of, any and all claims that it may have against the Trustee and the Trust arising out of the disposition of Excess Units, except for claims arising out of the gross negligence or willful misconduct of such Trustee or any failure to make payments in accordance with this Section 10.5 by such Trustee.

10.6 Purchase Right in Excess Units. Excess Units shall be deemed to have been offered for sale to the Company or its designee, at a price per unit equal to the lesser of (i) the price per unit of Equity Interests in the transaction that created such Excess Units (or, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for the Equity Interests (e.g., if the Equity Interests were received through a gift or devise), the Market Price for the Equity Interests that were converted into such Excess Units on the date of such Non-Transfer Event or Transfer) and (ii) the Market Price for the Equity Interests that were converted into such Excess Units on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of ninety (90) days following the later of (x) the date of the Non-Transfer Event or purported Transfer which results in such Excess Units or (y) the first to occur of (A) the date the Board first determined that a Transfer or Non-Transfer Event resulting in Excess Units has occurred and (B) the date that the Company received a notice of such Transfer or Non-Transfer Event pursuant to Section 10.3.3.

10.7 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article X, the Board shall have the power to determine, with the Requisite Board Approval, the application of the provisions of this Article X with respect to any situation based on the facts known to it.

10.8 Remedies Not Limited. Nothing contained in this Article X or any other provision of this Agreement shall limit the authority of the Board to take such other action, with the Requisite Board Approval, as it deems necessary or advisable to protect the Company and the interests of its Members by preservation of the Company’s status as a REIT.

ARTICLE XI

DISSOLUTION AND LIQUIDATION.

11.1 Dissolution. This Agreement will terminate and the Company will be dissolved upon the occurrence of any of the following events:

11.1.1 upon the entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable Legal Requirements in which to appeal;

11.1.2 with the unanimous approval of the Board;

11.1.3 [Intentionally Deleted];

11.1.4 the entry of a decree of judicial dissolution under Section 18-802 of the Act; or

11.1.5 following the disposition of all of the assets owned directly or indirectly by the Company and the discontinuance of its business activities, other than activities in the nature of winding up.

Upon the occurrence of the first to occur of the foregoing events, the business of the Company shall be wound up as provided in this Article XI unless the Board, with the Requisite Board Approval, otherwise determines.

11.2 Member Withdrawal/Bankruptcy. The commencement of a Bankruptcy Action by or against any Member shall not, by itself, result in the dissolution of the Company or in the cessation of the interest of the Members in the Company. The withdrawal or resignation of a Member or the dissolution of a Member shall not, by itself, constitute a dissolution of the Company.

11.3 Procedures.

11.3.1 In the event of the dissolution of the Company, the Board, with the Requisite Board Approval, or the Person thereby authorized by the Board, or required or designated in accordance with the Act, to wind up the Company’s affairs (the Board or such other Person being referred to herein as the “Liquidating Agent”) will commence to wind up the affairs of the Company and liquidate its assets as promptly as practicable and shall apply the proceeds of such sale and the remaining Company assets in the following order of priority:

(a) Payment of creditors in satisfaction of liabilities of the Company, other than liabilities for distributions to Members holding Common Units;

(b) To establish any reserves that the Board, with the Requisite Board Approval, determines is reasonably necessary for contingent or unforeseen obligations of the Company, such reserves to be held until the expiration of such period as the Board, with the Requisite Board Approval deems advisable;

(c) Thereafter in accordance with Section 4.3.

11.3.2 In connection with the winding up and dissolution of the Company, the Liquidating Agent will have all of the rights and powers with respect to the assets and liabilities of the Company that an authorized Member or a manager would have pursuant to the Act or any other Legal Requirements.

11.4 No Recourse to Assets of Members. Each Member will look solely to the assets of the Company for all distributions with respect to the Company and such Member’s Capital Contributions thereto and share of profits or losses, and will have no recourse therefor (upon dissolution of the Company or otherwise) against any other Member.

11.5 Termination of the Company. Upon the completion of the liquidation of the Company and the distribution of all assets and funds of the Company, the Company and this Agreement will terminate and the Liquidating Agent will have the authority to take or cause to be taken such actions as are reasonably necessary or reasonable in order to obtain a certificate of dissolution of the Company as well as any and all other documents required by the Act or any other Legal Requirements to effectuate the dissolution and termination of the Company.

ARTICLE XII

FISCAL AND ADMINISTRATIVE MATTERS

12.1 Deposits. All funds of the Company will be deposited from time to time for the credit of the Company in one or more accounts in such banks, trust companies or other depositories, in each case as determined by the Board with the Requisite Board Approval.

12.2 Books and Records. The Board shall (or shall direct Company Management to) maintain in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts in which shall be entered fully and accurately each and every financial transaction with respect to the operations of the Company and the other JV Entities. The Board shall (or shall direct Company Management to) maintain such books and accounts separate from any records not having to do directly with the Company or the other JV Entities. Such books and records of account shall be maintained at the principal place of business of the Company or such other place or places as may from time to time be determined by the Board with the Requisite Board Approval. Each Common Member (and its direct and indirect investors) or its duly authorized representative shall have the right (a) to audit, inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours, and (b) to meet with Company Management at reasonable times during normal business hours and upon reasonable notice to discuss the same and the operations of the business of the JV Entities and the Properties.

12.3 Reports. The Board shall direct Company Management to (i) prepare or cause to be prepared and furnished to each of the Common Members the reports and deliveries set forth on Schedule VIII attached hereto, and (ii) at any Common Member’s request, promptly furnish to such Common Member copies of all other material reports relating to the JV Entities and/or the Properties furnished to the Company or any other JV Entity by Company Management.

12.4 Accounting and Fiscal Year. The books of the Company for financial reporting purposes shall be kept on a calendar year basis. The books of the Company for tax accounting purposes shall be kept on a taxable year basis. The Company shall report its operations for both financial reporting and tax accounting purposes on an accrual basis. The taxable year of the Company shall end on December 31 of each year, unless a different taxable year shall be required by the Code.

12.5 Company Accountant. The Company shall retain as the regular accountant for the Company and the other JV Entities any accounting firm approved and designated with the Requisite Board Approval. The initial accountant of the Company shall be Ernst & Young LLP.

12.6 Appointment of the Paying Agent. The Preferred Members hereby authorize REIT Funding, LLC, with an address at 1175 Peachtree Street, NE, Suite 2200, Atlanta, Georgia 30361-6206, to act as paying agent on behalf of the Preferred Members (the “Paying Agent”). Any distribution payments received by the Paying Agent shall be deemed paid to the Preferred Members on the later of the date received by the Paying Agent or the date declared for payment.

ARTICLE XIII

MISCELLANEOUS

13.1 Counterparts/Electronic Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by PDF attached to an email, and such PDF will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. The parties hereto irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and that neither this Agreement, nor any part or provision of this Agreement, shall be challenged or denied any legal effect, validity and/or enforceability solely on the grounds that it is in the form of an electronic record.

13.2 Survival of Rights. This Agreement shall be binding upon and, as to permitted or accepted successors, transferees and assigns, inure to the benefit of the Members and the Company and their respective heirs, successors, transferees and assigns, in all cases whether by the laws of descent and distribution, merger, reverse merger, consolidation, sale of assets, other sale, operation of law or otherwise.

13.3 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction or in any respect, then the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the parties shall use their commercially reasonable efforts to amend or substitute such invalid, illegal or unenforceable provision with enforceable and valid provisions which would produce as nearly as possible the rights and obligations previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

13.4 Notification or Notices.

13.4.1 In order to be effective, all notices, consents, approvals and disapprovals required or permitted by this Agreement to be given (“Notices”) must be in writing and (a) delivered by nationally recognized overnight delivery service, (b) placed in the United States mail, certified with return receipt requested, properly addressed and with the full postage prepaid, (c) delivered by electronic mail, or (d) personally delivered, provided any party may require (by delivery of written notice to the other parties hereto via electronic mail) that any notice or other communication shall be delivered to such party via electronic mail in order to be effective. Notices shall be deemed received and effective on the date actually received, unless the applicable Notice is received after 5:00 p.m. (local time) or on a day that is not a Business Day, in which event such Notice shall be deemed received on the next Business Day. Any Notice to any Common Member, to any other Member or to any Board Member shall be addressed as set forth on Schedule I attached hereto and incorporated herein by this reference or to such address(es) as shall be reflected in the books and records of the Company. Any Notice given on behalf of a party by its attorneys in the manner provided for in this Section 13.4 shall be considered validly given.

13.4.2 Notices shall be valid only if delivered in the manner provided above. Each party will be entitled to change its address for purposes of Notice in writing, communicated in accordance with the provisions of this Section 13.4.

13.5 Time of the Essence. Except as otherwise expressly provided in this Agreement, time is of the essence in connection with each and every provision of this Agreement.

13.6 Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement including, without limitation, Article VI and Article IX, this Agreement is for the sole benefit of the Members and their respective permitted successors and assigns, and shall not confer directly, indirectly, contingently, or otherwise, any rights or benefits on any Person or party other than the Members and their permitted successors and assigns.

13.7 Entire Agreement/Amendment. Subject to the terms of the following sentence, this Agreement contains the entire agreement among the parties hereto, and supersedes all prior representations, agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. Except as otherwise expressly provided in this Agreement (or as otherwise agreed in writing by the Common Members and the Members (as defined in the Ivory Parent LLC Agreement) in any other Venture Agreement), this Agreement may be amended, modified or supplemented only with the written consent of each Common Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective.

13.8 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

13.9 Confidentiality.

13.9.1 Each Member shall keep confidential and shall not disclose, or permit its Affiliates to disclose (i) any non-public information or materials relating to the Company, any other JV Entity and/or their respective investments and activities (including the terms of this Agreement and any Venture Agreement and any information relating to the Property and its operation) or (ii) any other information exchanged between or among the JV Entities and/or the Members (including, without limitation, relating to any Member or its Affiliates) in connection herewith (collectively, “Confidential Information”); provided that a Member may disclose such Confidential Information upon prior Notice to all Board Members and to the other Common Members to the extent (a) the disclosure of such information or materials is expressly required by applicable Legal Requirements; or (b) the information or materials become publicly known other than through the actions or inactions of (or any violation(s) of this Agreement by) such Member or its Affiliates, or the employees, representatives, agents or attorneys of any of the foregoing parties. In addition, a Member may disclose Confidential Information to its Affiliates, and its and their respective employees, financial sources, representatives, agents, actual or potential investors, permitted transferees and attorneys or advisors (in each case whose compliance with this Section is warranted by the Member (or its Affiliate) making the disclosure (provided that such Member shall be deemed to have breached this Section if such recipient makes a disclosure that such Member is not permitted to make under this Section)).

13.9.2 In the event that any Member that is restricted from disclosing Confidential Information pursuant to Section 13.9.1 is required to disclose any Confidential Information pursuant to Section 13.9.1(a) above, such Member shall provide prompt written notice to the other Members and to the Board so that such other Members (and/or the Board) may seek a protective order or other appropriate remedy, and the Member required to disclose the Confidential Information will use reasonable efforts (but without expense to such Member) to cooperate with the other Members and the Board in any effort undertaken to obtain a protective order or other similar remedy. In the event that such protective order or other remedy is not obtained, the disclosing Member shall only furnish that portion of the Confidential Information that is required pursuant to Section 13.9.1(a) and such Member will exercise all reasonable efforts to obtain reasonably reliable assurances that the Confidential Information will be accorded confidential treatment. For the avoidance of doubt, no Member shall be required to take (or not take, as the case may be) any action that would, or could reasonably be expected to, expose such Member or its Affiliates, or any of their respective officers, directors, shareholders, partners, members, employees, to legal sanctions.

13.9.3 No Member shall, and each Member shall direct and cause its Affiliates and representatives not to, without the prior written consent of the other Members, directly or indirectly, issue any press release or make any public comment, statement or communication with respect to this Agreement or any of the terms, conditions or other aspects of this Agreement and/or the transactions contemplated by this Agreement. In addition to the foregoing, no public announcement or communication by any Member using any other Member’s name or the name of any other Member’s Affiliates shall be made without the prior written consent of such other Member.

13.9.4 Notwithstanding anything in this Section 13.9 to the contrary, OS Investor or its applicable Affiliates shall be permitted, without the requirement of obtaining the consent of the Common Members, to disclose or publicize in the ordinary course of its or their operations, including, without limitation, marketing activities, the indirect ownership (but not the operations or the results of operations) of the Properties by OS Investor and its Affiliates through its direct and indirect ownership interest in Ivory Parent Member and the Company; provided, however, that OS Investor and its Affiliates shall not disclose the name of any other Common Member (or such Common Member’s Affiliates and/or direct or indirect investors) as an indirect owner of the Properties (or otherwise) in connection therewith, without the prior written consent of such other Common Member (or direct or indirect investor, as applicable), which approval may be granted or withheld in such Common Member’s (or investor’s) sole discretion.

13.10 Brokers. Each Common Member, for itself only, severally represents and warrants to the Company and the other Members that neither such Member nor any of its Affiliates has engaged any broker, finder or agent, or incurred any liability for any brokerage fees, finder’s fees, commissions or other compensation, in connection with the formation of the Company and/or the other JV Entities and/or the joint venture arrangements hereunder or thereunder. Each Common Member agrees to indemnify and hold harmless the Company and the other Members and their Affiliates, and its and their respective officers, directors, shareholders, partners, members, employees, successors and assigns, from and against any and all loss, damage, liability or expense (including reasonable costs and attorneys’ fees) which any of the foregoing may incur by reason of, or in connection with, any breach of such Common Member’s representations and warranties in this Section 13.10.

13.11 Expenses. All fees, costs and expenses incurred in connection with the drafting and negotiation of this Agreement and the other Venture Agreements (including fees and disbursements of counsel, financial advisors, consultants and accountants) shall be borne by the party (or its Affiliate) that incurred (or incurs) such fees, costs and expenses. Notwithstanding the foregoing, the following costs, expenses and fees shall be paid by the Company (and if any Common Member (or its Affiliates or investors) has already paid any of the following costs, expenses or fees, the Company shall reimburse such Common Member for such costs, expenses and fees on the Effective Date so long as such Person provides copies of invoices or other reasonable supporting evidence of such expenditures to the Board promptly upon request):

(i) all out-of-pocket costs, expenses, fees and other amounts for and/or in connection with any due diligence items and investigations of STORE Capital Corporation, a Maryland corporation, and its subsidiaries immediately prior to the Effective Date (the “Group”) and/or its assets, including, without limitation, the cost of third party providers (including legal counsel) to conduct diligence investigations (including, without limitation, legal review fees, environmental reports, engineering (conditions) reports and other physical reports, title reports, surveys, zoning reports, organizational document review, corporate diligence, REIT/tax diligence, lien searches, lease/sublease/license/contract review, and estoppel preparation and review);

(ii) all out-of-pocket legal fees and expenses incurred in connection with the Merger Agreement and related documents, schedules and exhibits;

(iii) all out-of-pocket legal fees and expenses incurred in connection with preparing (a) the initial drafts (and the drafting) of the organizational documents for the Company and Ivory Parent Member, (b) the initial drafts (and the drafting) of this Agreement and the other Venture Agreements, (c) the initial drafts (and the drafting) of the Forward Interest Purchase Agreement (in each case but expressly excluding legal fees incurred by any party in connection with negotiating any of the foregoing documents after the distribution of initial drafts), and the organizational and startup expense of the Company and Ivory Parent Member;

(iv) all out-of-pocket costs, expenses, fees and other amounts incurred in connection with the assumption of indebtedness or the incurrence of new indebtedness in connection with the consummation of the transactions contemplated by the Merger Agreement, including the negotiation of any loan commitment, term sheet and related agreements, the negotiation of loan documents (including costs and fees relating to modifications of existing debt documents and assumption and/or consent costs (including the pursuit of any consents)) and any related closing costs.

All costs of operation and administration of the Company and the other JV Entities shall be paid by the Company and such other JV Entities.

13.12 Certain Waivers. Except as otherwise expressly provided herein, each Member irrevocably waives during the term of the Company any right that it may have to: (a) cause the Company or any of its assets to be partitioned; (b) cause the appointment of a receiver for all or any portion of the assets of the Company; (c) compel any sale of all or any portion of the assets of the Company pursuant to applicable Legal Requirements; or (d) file a complaint, or to institute any proceeding at law or in equity (or take any other action) to cause the termination, dissolution or liquidation of the Company. Each Member irrevocably waives during the term of the Company any right that it may have under (i) Section 18-604 of the Act to withdraw and receive the fair value of its Equity Interests or (ii) Section 18-606 of the Act with respect to status as a creditor of the Company with respect to distributions.

13.13 Members’ Representations, Warranties and Covenants.

13.13.1 Each Common Member hereby represents, warrants and covenants (or acknowledges), in each case as applicable below, to the Company and the other Common Members as of the Effective Date (and each Person admitted to the Company as a Common Member hereby represents and warrants as a condition to its admission as of the date of such admission), as follows:

(a) Such Common Member, if not an individual, is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with all requisite power and authority to enter into and perform this Agreement and, if an individual, has legal capacity to enter into this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by such Common Member and constitutes the legal, valid and binding obligation of such Common Member, enforceable against such Common Member in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) No consents or approvals are required from any Governmental Authority or other Person for such Common Member to enter into this Agreement or perform its obligations hereunder. All limited liability company, corporate or partnership action on the part of such Common Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.

(d) Neither the execution and delivery of this Agreement by such Common Member, nor the consummation of the transactions contemplated hereby, conflicts with or contravene the provisions of its organizational documents (if the Common Member is not an individual) or any agreement or instrument by which it is or its properties are bound, or any Legal Requirement to which it or its properties are subject.

(e) Such Common Member has had the opportunity to conduct such examination and review such matters regarding the Properties as such Common Member has deemed necessary for its due diligence with respect to the JV Entities and the Properties (including, without limitation, title to the Properties, the physical and financial condition of the Properties, the leases and records, books, plans and permits relating to the Properties).

(f) Such Common Member acknowledges that (a) the Equity Interest issued to such Common Member has not been registered under the Securities Act or state securities laws, (b) such Equity Interest, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available, (c) there is no public market for the Equity Interests, and (d) neither the Company nor any other Common Member has any obligation or intention to register such Equity Interest for resale under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws.

(g) Such Common Member hereby acknowledges that because of the restrictions on transfer or assignment of the Equity Interests which are set forth in this Agreement, such Common Member may have to bear the economic risk of its investment in the Company for an indefinite period of time.

(h) Such Common Member understands the risks of, and other considerations relating to, its acquisition of its Equity Interest and, by reason of its business and financial experience, together with the business and financial experience of those persons, if any, retained by it to represent or advise it with respect to its investment in the Company, (a) has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of an investment in the Company and of making an informed investment decision, (b) is capable of protecting its own interest or has engaged representatives or advisors to assist it in protecting its interests and (c) is capable of bearing the economic risk of such investment.

(i) Such Common Member (a) understands that an investment in the Company involves substantial risks, (b) has been given the opportunity to make a thorough investigation of the Properties and has been furnished with materials relating to the Properties, (c) has been afforded the opportunity to obtain additional information deemed necessary by such Common Member to verify the accuracy of any representations made or information conveyed to such Member and (d) confirms that all documents, records, and books pertaining to its investment in the Company and requested by such Common Member from any other Common Member (or its Affiliates) have been made available or delivered to such Common Member.

(j) On behalf of itself and each assignee or transferee of it, such Common Member is acquiring its Equity Interest for its own account for investment and not with a view to the distribution or resale thereof, or with the present intention of distributing or reselling such interest, and that it will not transfer or attempt to transfer its Equity Interest in violation of the Securities Act, the Securities Exchange Act or any other applicable federal, state or local securities law. Nothing herein shall be construed to create or impose on the Company or any Common Member an obligation to register any transfer of any Equity Interest or any portion thereof.

(k) Such Common Member is an “accredited investor” as defined under Regulation D of the Securities Act of 1933.

(l) As of the Effective Date and at all times during the term of this Agreement: (a) the Capital Contributions contributed by such Common Member to the Company were not and are not directly or indirectly derived from activities that contravene applicable Legal Requirements, including anti-money laundering laws and regulations; (b) to the best of such Common Member’s knowledge, none of (i) such Common Member, (ii) any person Controlling or Controlled by such Common Member, (iii) if such Common Member is a privately held entity, any person having a beneficial interest in such Member, or (iv) any person for whom such Common Member is acting as agent or nominee in connection with this investment, is a country, territory, individual or entity named on an OFAC List.

13.13.2 Each Common Member shall notify the other Common Members promptly in writing should such Common Member become aware of any change in the information set forth in the representations contained in Section 13.13.1 that would, or could reasonably be expected to, have a materially adverse effect on the Company and the other JV Entities, taken as a whole, or the Properties or any other Common Member. Each Common Member is advised that, by law, the Company may be obligated to “freeze the account” of such Common Member, either by prohibiting additional investments from such Common Member, declining any withdrawal requests and/or segregating the assets in the account in compliance with applicable Legal Requirements, and the Company may also be required to report such action and to disclose such Common Member’s identity to OFAC or other applicable Governmental Authorities. Each Common Member further acknowledges that the Company may, by written notice to such Common Member, suspend the payment of withdrawal proceeds payable to such Common Member if the Company reasonably deems it necessary to do so to comply with anti-money laundering regulations applicable to the Company.

13.14 Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware without regard for the conflict of laws principles thereof.

13.15 Arbitration.

13.15.1 Disputes. The parties hereto shall resolve all disputes arising out of, concerning, or related to this Agreement, including but not limited to any dispute relating to the interpretation, performance, breach or termination of this Agreement (but expressly excluding any disagreement or dispute with respect to any Major Decision or any other approval right or right of direction contemplated herein) (each, a “Dispute”) by binding arbitration administered by the ICC International Court of Arbitration (the “ICC Court”) in accordance with the Rules of Arbitration of the International Chamber of Commerce in force at the time of commencement of arbitration (the “ICC Rules”), as amended herein. The parties hereto agree that:

(a) the legal seat and place of arbitration shall be New York, New York;

(b) the language of the arbitration shall be English;

(c) the arbitration shall be conducted by three (3) arbitrators. If there are only two parties to the arbitration, each party shall nominate one arbitrator in accordance with the ICC Rules and the two arbitrators so nominated shall nominate a third arbitrator, who shall serve as chair of the arbitral tribunal (the “Tribunal”), within thirty (30) days of the confirmation by the ICC Court of the appointment of the second arbitrator. If there are more than two parties to the arbitration, the parties hereto shall have thirty (30) days from receipt by respondent(s) of the request for arbitration to agree in writing to a method for the constitution of the Tribunal, failing which all three arbitrators shall be appointed by the ICC Court in accordance with the ICC Rules. On the request of any party to the arbitration, the ICC Court shall appoint any arbitrator not timely nominated in accordance with either this Agreement or such method as the parties may agree in writing for the constitution of the Tribunal; and

(d) The Tribunal shall issue its final award within one year of its appointment by the ICC Court; provided, however, that the Tribunal in its sole discretion may extend such time if it determines that it is necessary or appropriate to do so. Failure to issue a timely final award shall not preclude enforcement of that award, and shall not serve as grounds to challenge that award’s validity. The Tribunal’s decision shall be final and binding on the parties to the arbitration and enforceable in any court of competent jurisdiction.

13.15.2 Consolidation of Claims. If one or more arbitrations are already pending with respect to a Dispute under this Agreement, any of the other Venture Agreements, or any other agreement among the Members (whether or not the Company is a party thereto) which contain a similar arbitration provision (collectively, the “Related Arbitration Agreements”), then any party to a new Dispute under this Agreement or a Related Arbitration Agreement or any subsequently filed arbitration brought under this Agreement or a Related Arbitration Agreement may request that such new Dispute or any subsequently filed arbitration be consolidated into any prior pending arbitration in accordance with the ICC Rules, whether or not the arbitrations are between identical parties. If two or more arbitrations are consolidated into a single proceeding, the arbitral tribunal for the prior pending arbitration into which a new Dispute or a subsequently filed arbitration is consolidated shall serve as the arbitral tribunal for the consolidated arbitration.

13.15.3 Confidentiality for Arbitration. All Disputes shall be resolved in a confidential manner. The arbitrators shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration other than as may be required by applicable Legal Requirements or as necessary to determine the Dispute before the Tribunal. Subject in all respects to Section 13.9 of this Agreement, no party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except to its Affiliates and such party’s (and its Affiliates’) professional advisers and consultants, direct and indirect shareholders, investors, directors, officers, members and employees or as may be required by applicable Legal Requirements, regulatory or governmental entity or self-regulatory authority having authority over the disclosing party, or as may be necessary in a claim in aid of arbitration, or to obtain urgent measures or protection, or for enforcement of an arbitral award. Notwithstanding anything to the contrary set forth in this Agreement, any party may seek injunctive relief or specific performance from the federal or state courts in New York, New York with respect to breaches by any other party of the confidentiality requirements contained in this section or elsewhere in this Agreement.

13.15.4 Costs of Arbitration; Attorneys’ Fees. The Tribunal shall determine the allocation between the parties of the costs of the arbitration.

13.15.5 Remedies.

(a) In General. Except as otherwise specifically prohibited herein, the Tribunal shall have the power to award all remedies in law or equity available under the governing law.

(b) Preliminary Relief and Enforcement of Awards. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings, or to confirm or enforce any award of the Tribunal. In any such action (A) each of the parties hereto irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the Courts of the State of New York and the Federal Courts of the United States of America located within the State of New York (each, a “New York Court”); (B) each party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Court; and (C) each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the Tribunal shall have full authority to grant provisional remedies or modify or vacate any temporary or preliminary relief issued by a national court, and to award damages for the failure of any party to respect the Tribunal’s orders to that effect.

13.15.6 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY ARISING OUT OF OR RELATING TO ANY DISPUTE AS CONTEMPLATED BY THIS SECTION 13.15.

13.15.7 Continuing Obligations. Absent a preliminary or interim order to the contrary from the Tribunal, or a federal or state court in New York, New York, the mere existence of a Dispute or arbitration between the parties hereto shall not relieve any party of its obligations under this Agreement, and all parties hereto shall continue to perform their obligations under this Agreement pending a final decision by the Tribunal.

13.16 Privacy; Personal Data. During the term of this Agreement, the Board shall direct Company Management to adopt and/or maintain a privacy policy and privacy compliance program regarding the collection, maintenance, use, processing, transfer and disposal of Personal Data (the “Privacy Policy”) compliant with applicable law, which shall include the provisions attached hereto as Schedule IX, and to comply with the terms and conditions thereof.

13.17 Anti-Bribery/Corruption Policy. During the term of this Agreement, the Board shall direct Company Management to maintain an anti-bribery/anti-corruption policy (the “Anti-Bribery/Corruption Policy”), which is attached hereto as Schedule X, and to comply with the terms and conditions thereof.

13.18 Insurance. During the term of this Agreement, the Board shall direct Company Management to obtain and maintain commercially reasonable policies of insurance and coverages for the Company’s operations and for the protection of the Company’s assets and the Members. As of the date hereof, the Board, with the Requisite Board Approval, has approved (and hereby approves) the insurance requirements and the insurance policies in effect for the Company as of the Effective Date, which are set forth on Schedule VII attached hereto (as may be amended from time to time in accordance with the terms hereof, the “Insurance Schedule”). The Board will modify from time to time (as necessary) the insurance coverages reflected in the Insurance Schedule to ensure the JV Entities and their respective assets, at all times, are reasonable and customary for entities and assets similar to the JV Entities and their respective assets.

13.19 Further Assurances. Each party covenants and agrees that it will at any time and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, documents and instruments as may reasonably be required by the parties hereto in order to carry out and effectuate fully the transactions herein contemplated in accordance with this Agreement; provided, that no party shall be obligated to provide any further assurance that would increase the liabilities or obligations of such party hereunder or reduce the rights and benefits of such party hereunder.

[Remainder of this page intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.

G Member:

IVORY SUNNNS LLC,
a Delaware limited liability company

By:	/s/ Jesse Hom
Name:	Jesse Hom
Title:	Authorized Signatory

By:	/s/ Daniel Santiago
Name:	Daniel Santiago
Title:	Authorized Signatory

[Signatures continue on following page]

Ivory Parent Member:

IVORY PARENT, LLC,a Delaware limited liability company

By:	STORE CAPITAL, LLC, a Delaware limited liability company, its Manager

By:	/s/ Mary Fedewa
Name:	Mary Fedewa
Title:	Executive Vice President, President and Chief Executive Officer

EXHIBIT A

TERMS OF SERIES A PREFERRED UNITS

1.1 Designation. Without limiting the terms of this Agreement, the Preferred Units shall have the rights, preferences, powers and limitations described in this Exhibit A.

1.2 Rank. The Preferred Units shall, with respect to distribution and redemption rights and rights upon liquidation, dissolution or winding up of the Company, rank senior to the Common Units of the Company and to all other membership interests and equity securities issued by the Company (together with the Common Units, the “Junior Securities”). The terms “membership interests” and “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Company.

1.3 Distributions.

1.3.1 Each holder of the then outstanding Preferred Units shall be entitled to receive, when and as authorized by the Board, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 12.0% per annum of the total of $1,000.00 per unit, plus all accumulated and unpaid distributions thereon. Such distributions shall accrue on a daily basis and be cumulative from the first date on which any Preferred Unit is issued, such issue date to be contemporaneous with the receipt by the Company of subscription funds for the Preferred Units, except that funds transferred on the first business day of a calendar year shall be deemed received on January 1 of such year (the “Original Issue Date”), and shall be payable semi-annually in arrears on or before June 30 and December 31 of each year (each a “Distribution Payment Date”); provided, however, that if any Distribution Payment Date is not a business day, then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the preceding business day or the following business day with the same force and effect as if paid on such Distribution Payment Date. Any distribution payable on the Preferred Units for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. A “distribution period” shall mean, with respect to the first “distribution period,” the period from and including the Original Issue Date to and including the first Distribution Payment Date, and with respect to each subsequent “distribution period,” the period from but excluding a Distribution Payment Date to and including the next succeeding Distribution Payment Date or other date as of which accrued distributions are to be calculated. Distributions will be payable to holders of record as they appear in the records of the Company at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Distribution Payment Date falls or on such other date designated by the Board for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”).

1.3.2 No distributions on Preferred Units shall be declared by the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any written agreement between the Company and any party that is not an affiliate of the Company, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. For purposes of this Agreement, “affiliate” shall mean any party that controls, is controlled by or is under common control with the Company.

1.3.3 Notwithstanding the foregoing, distributions on the Preferred Units shall accrue whether or not the terms and provisions set forth in Section 1.3.2 hereof at any time prohibit the current payment of distributions, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Furthermore, distributions will be declared and paid when due in all events to the fullest extent permitted by law. Accrued but unpaid distributions on the Preferred Units will accumulate as of the Distribution Payment Date on which they first become payable.

1.3.4 Unless full cumulative distributions on all outstanding Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods, no distributions (other than in units of Junior Securities) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such units) by the Company (except by conversion into or exchange for other units of Junior Securities and except for transfers made pursuant to the provisions of Section 10.3 of this Agreement).

1.3.5 When distributions are not paid in full (or a sum sufficient for such full payment is not set apart) on the Preferred Units, all distributions declared upon the Preferred Units shall be declared and paid pro rata based on the number of Preferred Units then outstanding.

1.3.6 Any distribution payment made on the Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such units which remains payable. Preferred Members shall not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions on the Preferred Units as described above.

1.3.7 Any distribution payment made on the Preferred Units may be made via check or electronic payment. Permissible forms of electronic payment pursuant to this paragraph shall include, without limitation, Automated Clearing House (“ACH”) transfers, direct deposits or wire transfers.

1.4 Liquidation Preference.

1.4.1 Subject to Section 1.4.6 below, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (each a “Liquidation Event”), the holders of Preferred Units then outstanding are entitled to be paid, out of the assets of the Company legally available for distribution to its Members, a liquidation preference equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $1,000.00 per unit, (ii) all accumulated and unpaid distributions thereon through and including the date of payment, and (iii) if the Liquidation Event occurs before the Redemption Premium (as defined below) right expires, the per unit Redemption Premium in effect on the date of payment of the Liquidation Preference, before any distribution of assets is made to holders of any Junior Securities.

1.4.2 If upon any Liquidation Event the available assets of the Company are insufficient to pay the full amount of the Liquidation Preference on all outstanding Preferred Units, the holders of Junior Securities shall contribute back to the Company any distributions or other payments received from the Company in connection with a Liquidation Event to the extent necessary to enable the Company to pay all sums payable to the Preferred Members pursuant to this Agreement. If, notwithstanding the funds received from the holders of Junior Securities pursuant to the previous sentence, the available assets of the Company are still insufficient to pay the full amount payable hereunder with respect to all outstanding Preferred Units, then the Preferred Members shall share ratably in any distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.

1.4.3 After payment of the full amount of the Liquidation Preference to which they are entitled, the Preferred Members will have no right or claim to any of the remaining assets of the Company.

1.4.4 Upon the Company’s provision of written notice as to the effective date of any Liquidation Event, accompanied by a check or electronic payment in the amount of the full Liquidation Preference to which each record holder of the Preferred Units is entitled, the Preferred Units shall no longer be deemed outstanding membership interests of the Company and all rights of the holders of such Units will terminate. Such notice shall be given by first class mail, postage pre-paid, or via electronic mail to each record holder of the Preferred Units at the respective addresses of such holders as the same shall appear in the records of the Company. Permissible forms of electronic payment pursuant to this paragraph shall include, without limitation, ACH transfers, direct deposits or wire transfers, in each case to be initiated on or before the day on which the related notice is given.

1.4.5 The consolidation or merger of the Company with or into any other business enterprise or of any other business enterprise with or into the Company, or the sale, lease or conveyance of all or substantially all of the assets or business of the Company, shall not be deemed to constitute a Liquidation Event; provided, however, that any such transaction which results in an amendment, restatement or replacement of this Agreement or the Certificate that has a material adverse effect on the rights and preferences of the Preferred Units, or that increases the number of authorized or issued Preferred Units, shall be deemed a Liquidation Event for purposes of determining whether the Liquidation Preference is payable, unless the right to receive payment is waived by holders of a majority of the outstanding Preferred Units voting as a separate class (excluding any interests that were not issued in a private placement of the Preferred Units conducted by H&L Equities, LLC).

1.4.6 The Board, in its sole discretion, may elect not to pay the Preferred Members the sums due pursuant to Section 1.4.1 immediately upon a Liquidation Event but instead choose to first distribute such amounts as may be due to the holders of the Junior Securities hereunder. If the Board elects to exercise this option pursuant to this Section 1.4.6, the Board shall first establish a reserve in an amount equal to 200% of all amounts owed to the Preferred Members pursuant to this Agreement. In the event that the sum held in the reserve is insufficient to pay all amounts owed to the Preferred Members hereunder, the holders of Junior Securities shall contribute back to the Company any distributions or other payments received from the Company in connection with a Liquidation Event to the extent necessary to enable the Company to pay all sums payable to the Preferred Members hereunder. In addition, in the event that the Company elects to establish a reserve for payment of the Liquidation Preference, the Preferred Units shall remain outstanding until the holders thereof are paid the full Liquidation Preference, which payment shall be made no later than immediately prior to the Company making its final liquidating distribution on the Junior Securities. In the event that the Redemption Premium in effect on the payment date is less than the Redemption Premium on the date that the Liquidation Preference was set apart for payment, the Company may make a corresponding reduction to the funds set apart for payment of the Liquidation Preference.

1.5 Redemption.

1.5.1 Right of Optional Redemption. The Company, at its option, may redeem some or all of the Preferred Units at any time or from time to time, for cash at a redemption price (the “Redemption Price”) equal to $1,000.00 per unit plus all accrued and unpaid distributions thereon to and including the date fixed for redemption (except as provided in Section 1.5.3 below), plus a redemption premium per unit (each, a “Redemption Premium”) calculated as follows based on the date fixed for redemption:

(1) until December 31, 2024, $100, and

(2) thereafter, no Redemption Premium.

If less than all of the outstanding Preferred Units are to be redeemed, the Preferred Units to be redeemed may be selected by any equitable method determined by the Company; provided that such method does not result in the creation of fractional interests.

1.5.2 Limitations on Redemption. Unless full cumulative distributions on all Preferred Units shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, no Preferred Units shall be redeemed or otherwise acquired, directly or indirectly, by the Company unless all outstanding Preferred Units are simultaneously redeemed or acquired, and the Company shall not purchase or otherwise acquire, directly or indirectly, any Junior Securities of the Company (except by exchange for other Junior Securities); provided, however, that the foregoing shall not prevent the purchase by the Company of interests transferred to a Beneficiary pursuant to Section 10.3 of this Agreement in order to ensure that the Company remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Units.

1.5.3 Rights to Distributions on Units Called for Redemption. Immediately prior to or upon any redemption of Preferred Units, the Company shall pay, in cash, any accumulated and unpaid distributions to and including the redemption date.

1.5.4 Procedures for Redemption.

(b) Procedures for Redemption.

(i) Upon the Company’s provision of written notice as to the effective date of the redemption, accompanied by a check or electronic payment in the amount of the full Redemption Price through such effective date to which each record holder of Preferred Units is entitled, the Preferred Units shall be redeemed and shall no longer be deemed outstanding the Company and all rights of the holders of such Units will terminate. Such notice shall be given by first class mail, postage pre-paid or via electronic mail to each record holder of the Preferred Units at the respective addresses of such holders as the same shall appear in the records of the Company. No failure to give such notice or any defect therein or in the distribution thereof shall affect the validity of the proceedings for the redemption of any Preferred Units except as to the holder to whom notice was defective or not given. Permissible forms of electronic payment pursuant to this paragraph shall include, without limitation, ACH transfers, direct deposits or wire transfers, in each case to be initiated on or before the day on which the related notice is given.

(ii) In addition to any information required by law, such notice shall state: (A) the redemption date; (B) the Redemption Price; (C) the number of Preferred Units to be redeemed; and (D) that distributions on the Units to be redeemed will cease to accrue on such redemption date. If less than all of the Preferred Units held by any holder are to be redeemed, the notice given to such holder shall also specify the number of Preferred Units held by such holder to be redeemed.

(iii) If notice of redemption of any Preferred Units has been given and if the funds necessary for such redemption have been set aside by the Company for the benefit of the holders of any Preferred Units so called for redemption, then, from and after the redemption date, distributions will cease to accrue on such Preferred Units, such Preferred Units shall no longer be deemed outstanding and all rights of the holders of such Units will terminate, except the right to receive the Redemption Price. Since the Preferred Units are uncertificated, such Units shall be redeemed in accordance with the notice and no further action on the part of the holders of such Units shall be required.

(iv) The deposit of funds with a bank or trust corporation for the purpose of redeeming the Preferred Units shall be irrevocable except that:

(1) the Company shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any Units redeemed shall have no claim to such interest or other earnings; and

(2) any balance of monies so deposited by the Company and unclaimed by the holders of the Preferred Units entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the holders of the Units entitled to the funds so repaid to the Company shall look only to the Company for payment of the Redemption Price without interest or other earnings.

1.5.5 Status of Redeemed Units. Any Preferred Units that shall at any time have been redeemed or otherwise acquired by the Company shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Units which may be issued by the Board from time to time at its discretion.

1.6 Voting Rights. Except as provided in this Section 1.6, the Preferred Members shall not be entitled to vote on any matter submitted to the Members for a vote. Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding Preferred Units (excluding any Units that were not issued in a private placement of the Preferred Units conducted by H&L Equities, LLC), voting as a separate class, shall be required for (a) authorization or issuance of any membership interest or equity security of the Company with any rights that are senior to or have parity with the Preferred Units, (b) any amendment to this Agreement or the Certificate which has a material adverse effect on the rights and preferences of the Preferred Units or which increases the number of authorized or issued Preferred Units, or (c) any reclassification of the Preferred Units.

1.7 Conversion. The Preferred Units are not convertible into or exchangeable for any other property or securities of the Company.

1.8 Limitation of Liability. Except to the extent required by applicable law, no holder of Preferred Units shall be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company in excess of his or her initial capital contribution made in exchange for the Preferred Units.